Use these links to rapidly review the document

Filed Pursuant to Rule 424b5
Registration No. 333-189718

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 1, 2013)

$165,000,000

        % Convertible Senior Notes due 2021

           The notes will bear interest at a rate of        % per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2015. The notes will mature on October 1, 2021, unless earlier purchased or converted.

           We may not redeem the notes prior to the stated maturity date. No sinking fund is provided for the notes.

           Holders may convert their notes at any time prior to the close of business on the business day immediately preceding April 1, 2021 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2014, if the closing sale price of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day; (2) during the five consecutive business-day period following any ten consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then-current conversion rate; or (3) upon the occurrence of specified corporate events. On or after April 1, 2021 until the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may surrender their notes for conversion at any time, regardless of the foregoing circumstances.

           Upon conversion, we will pay or deliver, as the case may be, either cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

           The initial conversion rate will be                        shares of our common stock for each $1,000 principal amount of notes, which represents an initial conversion price of approximately $            per share. The conversion rate will be subject to adjustment for certain events described herein but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur on or prior to the stated maturity date, we will increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate transaction.

           If a fundamental change, as defined herein, occurs prior to the stated maturity date, holders may require us to purchase for cash all or any portion of their notes that is equal to $1,000, or an integral multiple of $1,000 in excess thereof, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

           The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) and preferred stock of our subsidiaries.

           We do not intend to apply to list the notes on any securities exchange or to include the notes on any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol "TSRO." On September 19, 2014, the closing sale price of our common stock was $28.60 per share.

           We have granted the underwriters named below the right to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $24,750,000 aggregate principal amount of notes, solely to cover over-allotments.

           Investing in the notes involves certain risks. See "Risk Factors" beginning on page S-12 of this prospectus supplement.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	$	$
Underwriting discounts and commissions*	$	$
Proceeds, before expenses, to us	$	$

*
We refer you to "Underwriting" beginning on page S-70 of this prospectus supplement for additional information regarding underwriting compensation.

           The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from September     , 2014.

           The underwriters expect that the notes will be delivered in book-entry form through the facilities of The Depository Trust Company on or about September     , 2014.

Joint Book Running Managers
Citigroup	Deutsche Bank Securities

Co-Managers
Leerink Partners	Baird	BMO Capital Markets

September     , 2014

S-i

THIS PROSPECTUS SUPPLEMENT

        This document is in two parts, both of which are part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, on July 1, 2013, pursuant to which we may from time to time offer various securities in one or more offerings. The first part of this document is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which gives more general information about the securities we may offer from time to time under our shelf registration statement, some of which may not apply to the notes offered hereby. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein and therein, on the other hand, you should rely on the prospectus supplement unless the document incorporated by reference has a later date than this prospectus supplement, in which case you should rely on the document with a later date.

        We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or any sale of the notes.

        We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted.

        Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus supplement and the accompanying prospectus to the "Company," "TESARO," "we," "us" and "our" and similar terms refer to TESARO, Inc. and our subsidiaries on a consolidated basis, as appropriate in the context.

S-ii

 PROSPECTUS SUPPLEMENT SUMMARY

        The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus supplement and accompanying prospectus, including the documents incorporated by reference herein and therein, before deciding to invest in the notes. Some of the statements in this prospectus supplement and accompanying prospectus constitute forward-looking statements that involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the "Risk Factors" and other sections of this prospectus supplement and the accompanying prospectus.

 Overview

        We are an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients. We acquire, in-license and develop oncology product candidates and, if approved for marketing, we intend to commercialize these products globally. We have in-licensed and are currently developing three oncology-related product candidates, rolapitant, niraparib, and TSR-011, and in March 2014 we initiated our immuno-oncology platform strategy by entering into a collaboration and exclusive license agreement with AnaptysBio, Inc., or AnaptysBio, for the discovery and development of antibodies for immuno-oncology targets.

  •
  Rolapitant is a potent and long-acting neurokinin-1, or NK-1, receptor antagonist for the prevention of chemotherapy induced nausea and vomiting, or CINV. We are developing both oral and intravenous formulations of rolapitant. In December 2013, we announced top-line results for two Phase 3 trials of oral rolapitant. The primary endpoint was successfully achieved in both trials. In May 2014, we announced top-line results for the third Phase 3 trial of oral rolapitant. The primary and secondary endpoints were successfully achieved in this trial. In September 2014 we submitted to the U.S. Food and Drug Administration, or FDA, a new drug application, or NDA, for oral rolapitant. We are currently preparing to be able to launch oral rolapitant as soon as the third quarter of 2015, assuming the NDA is accepted and subsequently approved without significant delay.

  •
  Niraparib, formerly known as MK-4827, is an orally active and potent poly (ADP-ribose) polymerase, or PARP, inhibitor. In July 2013, we dosed the first patient in a Phase 3 clinical trial evaluating niraparib for the treatment of patients with high grade serous, platinum sensitive, relapsed ovarian cancer. In April 2014, we dosed the first patient in a Phase 3 clinical trial evaluating niraparib in breast cancer patients with germline BRCA mutations. We also are collaborating with the Sarcoma Alliance for Research through Collaboration, or SARC, to evaluate niraparib in combination with temozolomide for the treatment of Ewing's sarcoma. We also intend to evaluate niraparib as a first-line maintenance therapy in both ovarian cancer patients and in advanced metastatic small cell lung cancer, or SCLC, patients. We may also evaluate niraparib for the treatment of gastric, lung, and prostate cancer.

  •
  TSR-011 is an orally available targeted anti-cancer agent that is a potent inhibitor of both anaplastic lymphoma kinase, or ALK, and tropomyosin-related kinase, or TRK, currently in a Phase 1/2a dose escalation clinical trial in cancer patients. We have identified the maximum tolerated dose of TSR-011 and are now evaluating fractionated 60 and 120 milligram (mg) doses of TSR-011 in patients with ALK or TRK expression, including those with ALK-positive, or ALK+, and TRK-positive, or TRK+, non-small cell lung cancer, or NSCLC, who have not been previously treated with ALK inhibitors, those with ALK+ NSCLC who have progressed during treatment with other ALK inhibitors, and in those patients with other tumor types driven by ALK or TRK.

  •
  Immuno-Oncology Platform.  Under the terms of our collaboration and exclusive license agreement with AnaptysBio, we obtained an exclusive, royalty-bearing, sublicenseable worldwide license to research, develop, manufacture, market and sell products incorporating both monospecific and dual-reactive immunotherapy antibodies developed using AnaptysBio's proprietary technology and targeting TIM-3, LAG-3 and PD-1 for the discovery, generation and optimization of antibodies. We believe that these therapeutic antibodies will form the basis of a strategic platform that will potentially enable us to initiate clinical development in new tumor indications not addressed with our current product candidates and to study combination approaches in the clinic, both with our existing product candidates and with new candidates we either in-license or access through collaborative transactions with others. We believe that antibody candidates from this platform may potentially enter clinical trials over the next 18 to 24 months. For example, we anticipate submitting an investigational new drug application, or IND, to the U.S. FDA for TSR-042, the lead anti-PD-1 antibody that we have in-licensed as part of the agreement, in late 2015. With respect to the TIM-3 target, we have identified lead and backup compounds for clinical development. We are also working toward the identification of a LAG-3 clinical candidate.

Our Product Candidates and License Agreements

        Rolapitant.    Rolapitant is a potent and long-acting NK-1 receptor antagonist that is being developed as a supportive care product for the prevention of CINV. We are investigating whether a single dose of rolapitant will, when administered along with the current standard of care for CINV (a 5-HT3 receptor antagonist plus a corticosteroid), significantly decrease vomiting and the use of rescue medication for nausea over the five-day period of risk for cancer patients receiving emetogenic chemotherapy as compared to the current standard of care alone.

        In December 2010, we entered into a license agreement with OPKO Health, Inc., or OPKO, to obtain exclusive worldwide rights to research, develop, manufacture, market and sell rolapitant. The license agreement also extended to an additional, backup compound, SCH900978, to which we have similar rights and obligations as rolapitant, but which we are not currently advancing. In consideration for this license, we paid OPKO $6.0 million upon signing the agreement and issued 1,500,000 shares of our Series O convertible preferred stock. At the time of this transaction, the fair value of the Series O convertible preferred stock was determined to be $0.6 million. We are also required to make development milestone payments to OPKO of up to an aggregate of $30.0 million if specified regulatory and initial commercial sales milestones are achieved in the U.S. and Europe. In September 2014, we submitted an NDA for oral rolapitant to the FDA. Upon acceptance of this NDA by the FDA, we would owe OPKO a milestone payment of $5.0 million. In addition, we are required to make additional milestone payments to OPKO of up to an aggregate of $85.0 million if specified levels of annual net sales of rolapitant are achieved. If commercial sales of rolapitant commence, we are required to pay OPKO tiered royalties on the amount of annual net sales achieved in the United States and Europe at percentage rates that range from the low teens to the low twenties, which we expect will result in an effective royalty rate in the low teens. The royalty rate on annual net sales outside of the United States and Europe is slightly above the single digits. We will pay royalties on rolapitant until the later of: (i) the date that all of the patent rights licensed from OPKO and covering rolapitant expire, are invalidated or are not enforceable, and (ii) 12 years from the first commercial sale of the product, in each case, on a country-by-country and product-by-product basis. If we elect to develop and commercialize rolapitant in Japan through a third-party licensee, we will share equally with OPKO all amounts received by us in connection with such activities under our agreement with such third party, subject to certain exceptions and deductions. OPKO also retains an option to become the exclusive distributor of such products in Latin America, provided that OPKO exercises that option within a defined period following specified regulatory approvals in the United States.

        We are responsible for all preclinical, clinical, regulatory and other activities necessary to develop and commercialize rolapitant.

        Rolapitant—Oral Formulation.    In May 2014, we announced top-line results of the third and final completed Phase 3 trial of oral rolapitant. This Phase 3 trial was an international, multicenter, randomized, double-blind, active-controlled study that enrolled 532 cancer patients receiving highly emetogenic chemotherapy, or HEC, defined as cisplatin-based regimens at a dose equal to or greater than 60 mg/m2. Patients were randomized to receive either control, which consisted of a 5-HT3 receptor antagonist plus dexamethasone, or 200mg of oral rolapitant plus control. The rolapitant arm in this trial study successfully achieved statistical significance over the control arm for the primary endpoint of complete response (CR) in the delayed phase of CINV. In addition, the rolapitant arm also successfully achieved statistical significance over the control arm for the key secondary endpoints of CR in the acute (0 to 24 hour) and overall (0 to 120 hour) phases of CINV, and for the secondary endpoints of no significant nausea (overall phase), and time to first event. In addition, tertiary endpoints of no significant nausea (acute and delayed phases), no nausea (delayed and overall phases) and complete protection, meaning no emesis, no use of rescue medication and no significant nausea (acute, delayed and overall phases) were achieved. Treatment emergent adverse events were similar between the rolapitant and control arms, and were consistent with earlier clinical studies. The most frequently observed adverse events in this trial were balanced across treatment arms, commonly associated with chemotherapy, and included fatigue, constipation and asthenia.

        During June 2014, we presented data from all three of our Phase 3 trials of rolapitant for the prevention of CINV at the annual meeting of the American Society of Clinical Oncology in Chicago, and at the MASCC/ISOO International Symposium on Supportive Care in Cancer annual meeting in Miami. These data included a retrospective subset analysis on U.S. patients in our trial of rolapitant in patients receiving moderately emetogenic chemotherapy, or MEC. This subset represented approximately 33% of the evaluable subjects in the MEC trial. In the U.S. subset analysis, patients treated with rolapitant achieved a higher complete response rate in the delayed, acute and overall phases and experienced higher rates of no emesis, no significant nausea, and complete protection in the overall phase, compared to the control arm.

        Rolapitant—Intravenous Formulation.    We have selected a single intravenous dose of 185 mg for further development. We have also completed a multiple ascending dose study of intravenous rolapitant which confirmed the safety and tolerability profiles and linear pharmacokinetics of repeat daily doses. As part of a registration program for rolapitant IV we plan to initiate clinical studies comparing the exposure of rolapitant IV and oral formulations and to evaluate the safety of IV rolapitant.

        Niraparib.    Niraparib, formerly known as MK-4827, is an orally active and potent PARP inhibitor. In May 2012, we entered into a license agreement with Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., or Merck, under which we obtained exclusive, worldwide rights to certain patents and non-exclusive rights to certain Merck know-how, to research, develop, manufacture, market and sell niraparib and a backup compound, MK-2512, for all therapeutic and prophylactic uses in humans. We are not currently advancing MK-2512. Under the terms of the license agreement, we made an up-front payment to Merck of $7.0 million in June 2012. We have made two milestone payments to Merck, one in the amount of $1.9 million upon dosing of the first patient in our Phase 3 ovarian cancer clinical trial in July 2013 and one in the amount of $0.9 million upon dosing of the first patient in our Phase 3 breast cancer clinical trial in April 2014. We are required to make total milestone payments to Merck of up to $57.0 million in U.S. and European development and regulatory milestones for the first indication, up to $29.5 million in development and regulatory milestones for each successive indication, and up to $87.5 million in one-time sales milestones based on the achievement of annual sales objectives. If commercial sales of niraparib commence, we will pay Merck tiered royalties at percentage rates in the low teens based on worldwide annual net sales, until the later of the expiration of the last patent licensed from Merck covering or claiming niraparib, or the tenth anniversary of the first commercial sale of niraparib, in either case, on a country-by-country basis.

        We are responsible for all clinical, regulatory and other activities necessary to develop and commercialize niraparib. At the time of the license transaction, niraparib had completed a Phase 1 clinical trial in cancer patients as a monotherapy. In June 2013, we presented updated Phase 1 data at the Annual Meeting of the American Society of Clinical Oncology that demonstrated response rates under the Response Evaluation Criteria in Solid Tumors, or RECIST, published rules. The RECIST response rates are set forth in the table below.

Response Rate
High grade serous, platinum-sensitive ovarian cancer
At recommended Phase 3 dose (300 mg)	75%
Across all doses	46%
Germline BRCA mutation across all doses	50%
BRCA-positive breast cancer
Across all doses	50%

        We are evaluating niraparib for the treatment of patients with high grade serous, platinum sensitive, relapsed ovarian cancer in a Phase 3 clinical trial, which commenced in July 2013. This trial, which we refer to as NOVA, will evaluate a single daily 300 mg dose of niraparib in 360 patients with high grade serous, platinum sensitive, relapsed ovarian cancer compared to placebo. Patients will enroll into one of two independent cohorts based on germline BRCA mutation status. Within each cohort, patients will be randomized 2:1 to receive niraparib or placebo, and will be continuously treated with placebo or 300 mg of niraparib until progression. The primary endpoint of this study is progression free survival. Secondary endpoints include patient reported outcomes, chemotherapy free interval length, and overall survival.

        We are also evaluating niraparib in breast cancer patients with germline BRCA mutations in a Phase 3 clinical trial, which commenced in April 2014. Based on our analysis of third-party market research, we believe there will be approximately 10,000 eligible ovarian cancer patients in both the U.S. and in Europe, and approximately 10,000 eligible breast cancer patients in both the U.S. and in Europe at the time of potential launch. This Phase 3 trial is an international, randomized, double-blind, multi-center trial that assesses the effectiveness of niraparib compared with physician's choice of either eribulin, capecitabine, vinorelbine or gemcitabine to delay progression in metastatic breast cancer patients who have germline BRCA mutations. The key secondary endpoint of this trial is overall survival.

        We also are collaborating with SARC to evaluate niraparib in combination with temozolomide for the treatment of Ewing's sarcoma. We may also evaluate niraparib for the treatment of gastric, lung and prostate cancer.

        We also intend to evaluate niraparib as a first-line, maintenance therapy in both ovarian cancer patients and in advanced metastatic SCLC patients. The first-line ovarian cancer study will include patients who have completed first-line platinum chemotherapy or surgery if indicated, with no evidence of progression. Patients will likely be randomized 2:1 to receive niraparib or placebo. The endpoints for this study include progression free survival, PFS2, overall survival and safety. The SCLC study is currently planned to enroll patients with advanced metastatic SCLC who have received platinum-based chemotherapy with a partial or complete response. Patients will receive niraparib or placebo based on biomarker analysis and identification for selection or stratification. Endpoints will include progression free survival, overall survival, safety and quality of life. Based on our analysis of third-party market research, we believe there are approximately 30,000 new cases of SCLC diagnosed in the U.S. annually, representing 13% of all lung cancers. We plan to begin enrollment of patients in these two trials in 2015.

        TSR-011.    TSR-011 is an investigational, orally available, small molecule inhibitor of ALK and TRK for the treatment of NSCLC and potentially other cancer indications. In March 2011, we entered into a license agreement with Amgen, Inc., or Amgen, to obtain exclusive worldwide rights to research, develop, manufacture, market and sell certain licensed ALK inhibitor compounds, including TSR-011. Under the terms of the license agreement, we made an up-front payment to Amgen of $0.5 million, and upon dosing of the first patient in our Phase 1/2a clinical trial of TSR-011 in October 2012, we made a milestone payment of $1.0 million. We are required to make total milestone payments to Amgen of up to an aggregate of $138.0 million if specified clinical development, regulatory, initial commercialization and annual net product sales milestones are achieved. If commercial sales of a product commence, we will pay Amgen tiered royalties at percentage rates ranging from the mid-single digits to slightly above the single digits based on cumulative worldwide net sales until the later of the last patent licensed from Amgen covering the product, the loss of regulatory exclusivity for the product, or the tenth anniversary of the first commercial sale of the product, in all cases, on a country-by-country and product-by-product basis.

        We are responsible for all preclinical, clinical, regulatory and other activities necessary to develop and commercialize the licensed product candidates. At the time of the license transaction, TSR-011 was a preclinical compound. We are currently conducting a Phase 1/2a dose escalation clinical trial in cancer patients. In September 2013, we reported that we observed preliminary clinical activity in this study in one papillary thyroid carcinoma patient and one pancreatic cancer patient without ALK expression, and in three patients with ALK+ NCSLC who progressed following prior treatment with crizotinib. Of the three ALK+ NSCLC patients who progressed on prior crizotinib treatment, one achieved a RECIST partial response after four weeks of treatment with TSR-011; one, with disease not evaluable by RECIST criteria, achieved an investigator-assessed partial response; and one has stable disease. In addition, one patient with papillary thyroid carcinoma and one patient with pancreatic cancer each have long term stable disease following several cycles of TSR-011 treatment. Preliminary results after eight weeks of treatment with TSR-011 demonstrated disease control (partial responses plus stable disease) in 11 of 17 (65%) evaluable patients treated with TSR-011.

        Through this dose escalation trial, we have identified the maximum tolerated dose of TSR-011 and are now evaluating fractionated 60 mg doses of TSR-011 in patients with ALK or TRK expression, including those with ALK+ and TRK+ NSCLC, who have not been previously treated with ALK inhibitors, those with ALK+ NSCLC who have progressed during treatment with other ALK inhibitors, and in those patients with other tumor types driven by ALK or TRK.

        Immuno-Oncology Platform.    Antibodies to immune checkpoint receptors have recently demonstrated promise in the treatment of certain solid tumors, including metastatic melanoma, renal cell carcinoma and NSCLC. In March 2014, we entered into a collaboration and exclusive license agreement with AnaptysBio, a privately-held therapeutic antibody company. Under the terms of this agreement, we obtained an exclusive, royalty-bearing, sublicenseable worldwide license to research, develop, manufacture, market and sell products based on AnaptysBio's proprietary technology for the discovery, generation and optimization of immunotherapy antibody product candidates targeting TIM-3, LAG-3 and PD-1 (TSR-042) and dual-reactive antibody product candidates targeting PD-1/TIM-3 and PD-1/LAG-3. Under the agreement, AnaptysBio is responsible for performing initial discovery and development of therapeutic antibodies against immune checkpoint proteins, with the goal of generating immunotherapy antibodies for use in the treatment of cancer. We are responsible for all subsequent preclinical, clinical, regulatory, manufacturing and other activities necessary to develop and commercialize antibodies selected under each of three development programs, and we are obligated to use commercially reasonable efforts to research, develop or commercialize at least one product under each development program.

        Under the terms of this agreement, we made an up-front, non-creditable and non-refundable cash payment of $17.0 million to AnaptysBio. We are also required to reimburse AnaptysBio on a quarterly basis for specified costs incurred by AnaptysBio in its initial discovery and development activities covered by the agreement. For each of the three development programs, we will also be required to make milestone payments to AnaptysBio of up to $18.0 million if certain research and development milestone events are achieved, and up to an additional $90.0 million of milestone payments if certain U.S. and non-U.S. regulatory submissions and approvals occur in initial and subsequent indications. We will also be required to pay AnaptysBio tiered single-digit royalties, on a product-by-product basis, on the amount of worldwide annual net sales achieved, and additional commercial milestone payments if specified levels of annual net sales of a product are attained. At the time of the license transaction, the specified antibodies were in preclinical development.

 THE OFFERING

        The following is a summary of the terms of the notes. For a more complete description, you should read the "Description of the Notes" of this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus. In this section, references to "TESARO," "we," "our" or "us" refer to TESARO, Inc. and not to any of its subsidiaries.

Issuer	TESARO, Inc., a Delaware corporation.
Securities Offered	$165,000,000 aggregate principal amount of % Convertible Senior Notes due 2021 (plus up to an additional $24,750,000 principal amount at the underwriters' option).
Maturity	October 1, 2021, unless earlier purchased or converted.
Interest

            % per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2015. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under "Description of the Notes—Events of Default."

Ranking	The notes will be our general senior unsecured obligations and will be:
• senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes;
• equal in right of payment to our future unsecured indebtedness that is not so subordinated;
• effectively junior in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and
• structurally junior to all future indebtedness (including trade payables) incurred by our subsidiaries.

After giving effect to the issuance of the notes (assuming no exercise of the underwriters' option to purchase additional notes) and the use of proceeds therefrom, as of June 30, 2014 our total consolidated indebtedness would have been $165 million.

No Redemption	We may not redeem the notes prior to the stated maturity date. No sinking fund is provided for the notes.

Conversion	Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding April 1, 2021 only under the following circumstances:

•

during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on December 31, 2014, if the closing sale price of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day;

•

during the five consecutive business-day period following any ten consecutive trading-day period in which the trading price per $1,000 principal amount of the notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then-current conversion rate; or

• upon the occurrence of specified corporate events described under "Description of the Notes—Conversion of Notes—Conversion upon Specified Corporate Transactions."

On or after April 1, 2021 until the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may surrender their notes for conversion regardless of the foregoing circumstances.

The initial conversion rate for the notes will be            shares of our common stock for each $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of our common stock). Upon conversion, we will pay or deliver, as the case may be, either cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated for each trading day in a 40 trading-day conversion period (as described herein). See "Description of the Notes—Conversion of Notes—Settlement upon Conversion."

Holders will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the consideration delivered to you upon conversion of a note.

The conversion rate for the notes is subject to adjustment as described under "Description of the Notes—Conversion of Notes—Conversion Rate Adjustments" and "Description of the Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event." An adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

Increase to Conversion Rate Following a Make-Whole Adjustment Event

If certain corporate events as described under "Description of the Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event" occur at any time prior to the stated maturity date, each of which we refer to as a "make-whole adjustment event," the conversion rate for any notes converted following such make-whole adjustment event will, in certain circumstances and for a limited period of time, be increased by a number of additional shares of our common stock. A description of how the number of additional shares will be determined and a table showing the number of additional shares of our common stock, if any, by which the conversion rate will be increased following a make-whole adjustment event is set forth under "Description of the Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event."

Purchase of Notes at Your Option upon a Fundamental Change

Holders may require us to purchase for cash all or any portion of their notes that is equal to $1,000, or an integral multiple of $1,000 in excess thereof, upon the occurrence of a fundamental change at the fundamental change purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. For the definition of "fundamental change" and related information, see "Description of the Notes—Purchase of Notes at Your Option upon a Fundamental Change."

Use of Proceeds

We estimate that the net proceeds from this offering, after deducting estimated expenses payable by us and the underwriters' discount, will be approximately $            (or $            if the underwriters exercise their option to purchase additional notes in full).

We intend to use approximately $            million of the net proceeds from this offering to fund the payment of the cost of the capped call transactions described below that we expect to enter into with the hedge counterparties (as defined below). We expect to use the remaining net proceeds to fund potential commercialization activities for rolapitant (oral formulation), clinical trials for rolapitant (intravenous formulation), niraparib and our other product candidates, to carry out our immuno-oncology platform strategy, and for working capital and general corporate purposes.

Trading

We do not intend to apply to list the notes on any securities exchange or to include the notes on any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol "TSRO."

Risk Factors

See the information under the caption "Risk Factors" in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

Material U.S. Federal Income Tax Considerations

You should consult your tax advisor with respect to the United States federal income tax consequences of owning the notes and any common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See "Material U.S. Federal Income Tax Considerations."

Capped Call Transactions

In connection with the pricing of the notes, we expect to enter into capped call transactions with one or more of the underwriters (or their affiliates), which we refer to as the "hedge counterparties." The capped call transactions are expected to reduce potential dilution to our common stock and/or offset any cash payments we will be required to make in excess of the principal amount upon any conversion of notes. If the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions with the hedge counterparties.

In connection with establishing their initial hedge of the capped call transactions, the hedge counterparties (or their affiliates) expect to enter into various derivative transactions with respect to our common stock in privately negotiated transactions concurrently with the pricing of the notes and/or purchase shares of our common stock shortly after the pricing of the notes in open market transactions. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties (or their affiliates) may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any conversion period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the hedge counterparties (or their affiliates) in connection with these capped call transactions, see "Risk Factors—Risks Related to the Capped Call Transactions—The capped call transactions may affect the value of the notes and our common stock" and "Underwriting—Capped Call Transactions."

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association
Global Securities; Book-Entry Form

The notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Before making an investment decision you should carefully consider the risks described below and the risks and uncertainties described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein, and the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described or incorporated by reference in this prospectus supplement and the accompanying prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment, or our use of the offering proceeds may not yield a favorable return on your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus supplement. See also the information contained under the heading "Special Note Regarding Forward-Looking Statements" immediately below.

Risks Related to the Notes

Servicing our debt will require significant amounts of cash, and we may not have sufficient cash flow from our business to pay our debt.

        Our ability to make scheduled payments of the principal of, to pay interest on, to pay any cash due upon conversion of, or to refinance, our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

        We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

        The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a "Limit Up-Limit Down" program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

        In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

        The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes. This may result in greater volatility in the trading price of the notes than would be expected for non-convertible debt securities.

The notes will be effectively subordinated to any future secured debt and any liabilities of our subsidiaries.

        The notes will rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes, equal in right of payment to our future indebtedness that is not so subordinated, junior in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our subsidiaries from incurring additional liabilities.

We will continue to have the ability to incur debt after this offering; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay the principal of and interest on the notes.

        We and our subsidiaries may be able to incur substantial additional debt in the future, some of which may be secured debt. The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on the notes, or any fundamental change in purchase price or any cash due upon conversion, and our creditworthiness generally.

The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction.

        Following a make-whole adjustment event, if a holder elects to convert its notes in connection with such corporate transaction, we will increase the conversion rate by an additional number of shares of our common stock upon conversion in certain circumstances. The increase in the conversion rate will be determined based on the date on which the make-whole adjustment event occurs or becomes effective and the price paid (or deemed to be paid) per share of our common stock in the make-whole adjustment event, as described below under "Description of the Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event." The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid (or deemed to be paid) per share of our common stock in the make-whole adjustment event is greater than $            per share or less than $            per share (in each case, subject to adjustment), no increase in the conversion rate will be made. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed            shares, subject to adjustments in the same manner as the conversion rate as set forth under "Description of the Notes—Conversion of Notes—Conversion Rate Adjustments."

        Our obligation to increase the conversion rate upon the occurrence of a make-whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

We may not have the ability to raise the funds necessary to settle conversions of the notes or purchase the notes as required upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

        Following a fundamental change as described under "Description of the Notes—Purchase of Notes at Your Option upon a Fundamental Change," holders of notes will have the right to require us to purchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, upon conversion of the notes, unless we settle our conversion obligation in solely shares of our common stock (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being surrendered for conversion as described under "Description of the Notes—Conversion of Notes—Settlement upon Conversion." We may, at any time prior to the final settlement method election date, irrevocably elect to satisfy our conversion obligation with respect to each subsequent conversion date in a combination of cash and shares of our common stock, if any, with a particular "specified dollar amount" (as defined below), in which case we will no longer be permitted to settle the corresponding portion of our conversion obligation in shares of our common stock. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the fundamental change purchase price in cash with respect to any notes surrendered by holders for purchase upon a fundamental change or make cash payments upon conversions. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the notes upon a fundamental change or make cash payments upon conversions of the notes. Our failure to purchase the notes upon a fundamental change or make cash payments upon conversions thereof when required would result in an event of default with respect to the notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes or make cash payments upon conversions thereof.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

        Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes. In addition, holders may not be entitled to require us to purchase their notes upon a fundamental change in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of "continuing directors" as set forth under "Description of the Notes—Purchase of Notes at Your Option upon a Fundamental Change." In the event of any such transaction, holders of the notes would not have the right to require us to purchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the notes.

Upon conversion of the notes, we currently intend to pay cash in respect of only the principal amount of the notes being converted or (if lower) the conversion value thereof, and we currently intend to settle any amounts in excess thereof in either cash, shares of our common stock or a combination thereof, at our election.

        We currently intend to satisfy our conversion obligation to holders by paying cash in respect of only the lesser of the principal amount of the notes being converted and the conversion value of such notes and by paying or delivering, as the case may be, either cash, shares of our common stock or a combination thereof in settlement of the portion of the conversion obligation (if any) in excess of the principal amount of the notes being converted. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock.

The conditional conversion feature of the notes could result in your receiving less than the consideration into which the notes would otherwise be convertible.

        Prior to the close of business on the business day immediately preceding April 1, 2021, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the consideration into which the notes would otherwise be convertible. The conditional conversion feature could also adversely affect the trading prices of the notes.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

        In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert their notes at any time during specified periods at their option. See "Description of the Notes—Conversion of Notes." If one or more holders elect to convert their notes, unless we satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle all or a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity. We may, at any time prior to the final settlement method election date, irrevocably elect to satisfy our conversion obligation with respect to each subsequent conversion date in a combination of cash and shares of our common stock, if any, with a particular specified dollar amount, in which case we will no longer be permitted to settle the corresponding portion of our conversion obligation in shares of our common stock. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

        Pursuant to Accounting Standards Codification Subtopic 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer's economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders' equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report greater losses in our financial statements because ASC 470-20 will require interest to include both the current period's amortization of the debt discount and the instrument's coupon interest, which could adversely affect our reported or future financial results, the market price of our common stock and the trading price of the notes.

        In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

The notes may not have an active market, and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

        The notes are a new issue of securities for which there is currently no active trading market. We cannot assure you that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

        Moreover, even if you are able to sell your notes, you may not receive a favorable price for your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price of our common stock and, consequently, the trading price of the notes, could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price and, consequently, the trading price of the notes, would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and, consequently, the trading price of the notes to decline.

Any adverse rating of the notes may negatively affect the trading price and liquidity of the notes and the price of our common stock.

        We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to assign the notes a rating lower than the rating expected by investors or were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price or liquidity of the notes and the price of our common stock could decline.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance to all or substantially all holders of our common stock of stock dividends, certain rights, options or warrants, capital stock, indebtedness, assets or cash, and subdivisions and combinations of our common stock, and certain issuer tender or exchange offers as described under "Description of the Notes—Conversion of Notes—Conversion Rate Adjustments." However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The notes are not protected by restrictive covenants.

        The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except as described under "Description of the Notes—Purchase of Notes at Your Option upon a Fundamental Change" and "Description of the Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event." We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and shares of our common stock but may not constitute a fundamental change that permits holders to require us to purchase their notes or a make-whole adjustment event that would require an increase in the conversion rate for notes converted in connection therewith.

To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, conversions of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

        To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, the conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock to the extent the consideration due upon conversion includes shares of our common stock.

        To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, holders who convert their notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant conversion period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder's conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the close of business on the last trading day of the relevant conversion period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

        Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

        Upon conversion of the notes, we have the option to pay or deliver, as the case may be, either cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average prices of our common stock for each trading day in a 40 trading-day conversion period. As described under "Description of the Notes—Conversion of Notes—Settlement upon Conversion," this period would be (i) if the relevant conversion date occurs prior to the 45th scheduled trading day prior to the stated maturity date, the 40 consecutive trading-day period beginning on, and including, the third trading day after such conversion date; and (ii) if the relevant conversion date occurs on or after the 45th scheduled trading day prior to the stated maturity date, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the stated maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

        If we elect to satisfy our conversion obligation in solely shares of our common stock upon conversion of the notes (other than cash in lieu of any fractional share), we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

        However, if (i) you convert your notes after the regular record date immediately preceding the stated maturity date, (ii) our common stock has not been replaced by reference property consisting solely of cash, and (iii) we have elected to satisfy our conversion obligation in solely shares of our common stock, we will settle our conversion obligation by delivering shares of our common stock, together with cash for any fractional share, on the stated maturity date, which, depending on when you convert the notes, may not be the third business day following the conversion date.

        Furthermore, if prior to the conversion date for any converted notes, our common stock has been replaced by reference property consisting solely of cash (pursuant to the provisions described under "Description of the Notes—Recapitalizations, Reclassifications and Changes to Our Common Stock"), we will pay the consideration due in respect of conversion on the tenth business day immediately following the related conversion date, and no conversion period will apply to those conversions.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our Company.

        The terms of the notes require us to offer to purchase the notes for cash in the event of a fundamental change. A non-stock takeover of our Company may trigger the requirement that we purchase the notes. This feature may have the effect of delaying or preventing a takeover of our Company that would otherwise be beneficial to investors.

The notes will initially be held in book-entry form and, therefore, holders must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.

        Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants' accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that the procedures implemented for the granting of such proxies will be sufficient to enable holders to vote on any requested actions on a timely basis.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

        The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole adjustment event occurs on or prior to the business day immediately preceding the stated maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole adjustment event. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See "Material U.S. Federal Income Tax Considerations." If you are a Non-U.S. Holder (as defined in "Material U.S. Federal Income Tax Considerations"), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, which may be set off against subsequent payments on the notes and, in certain cases, the common stock. See "Material U.S. Federal Income Tax Considerations."

We have broad discretion in the use of the net proceeds from this offering and may not use such amounts effectively.

        Our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering to fund the payment of the cost of the capped call transactions, to fund potential commercialization activities for rolapitant (oral formulation), clinical trials for rolapiant (intravenous formulation), niraparib and our other product candidates, to carry out our immuno-oncology platform strategy, and for working capital and general corporate purposes. Pending these uses, we may invest the net proceeds from this offering in short-term, interest-bearing investment grade securities, money market funds, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price, and consequently, the trading price of the notes, to decline.

Risks Related to Our Common Stock

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could lower the market price for our common stock and adversely impact the trading price of the notes.

        We expect that we will need significant additional capital in the future to continue our planned operations. To raise capital, we may sell substantial amounts of common stock or additional securities convertible into or exchangeable for common stock. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. Future issuances of common stock or common stock-related securities, the exercise of outstanding stock options and any additional shares issued in connection with acquisitions, or the perception that such issuances or exercises may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

        Pursuant to our equity incentive plans, our compensation committee is authorized to grant equity-based incentive awards to our directors, executive officers and other employees and service providers, including officers, employees and service providers of our subsidiaries and affiliates. The initial number of shares of our common stock available for future grant under our 2012 Omnibus Incentive Plan, or the 2012 Incentive Plan, which became effective in April 2012, is 1,428,571 plus the number of shares of our common stock reserved for issuance under our 2010 Stock Incentive Plan, or the 2010 Incentive Plan, as of the effective date of the 2012 Incentive Plan (which is an additional 6,857 shares). The number of shares of our common stock reserved for issuance under our 2012 Incentive Plan will be increased (i) from time to time by the number of shares of our common stock forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination of awards under our 2010 Incentive Plan following the effective date of the 2012 Incentive Plan, and (ii) on January 1 of each year, starting in 2014, by a number of shares of common stock equal to the lesser of (x) 4% of the shares of common stock outstanding at such time, or (y) the number of shares determined by our board of directors. Effective January 1, 2014, the number of shares of our common stock authorized for issuance under the 2012 Incentive Plan was increased by 1,309,560 shares. Future stock option grants and issuances of common stock under our 2012 Incentive Plan may have an adverse effect on the market price of our common stock and thereby adversely impact the trading price of the notes.

The price of our stock has been, and may continue to be, volatile, and your investment could suffer a decline in value.

        The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Since our initial public offering, which occurred in June 2012, the price of our common stock on the NASDAQ Global Select Market has ranged from $11.05 per share to $51.95 per share. In addition to the factors discussed in this "Risk Factors" section, in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in other documents incorporated by reference herein, these factors include:

  •
  the success of competitive products or technologies;

  •
  regulatory actions with respect to our products or our competitors' products;

  •
  actual or anticipated changes in our growth rate relative to our competitors;

  •
  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

  •
  results of clinical trials of our product candidates or those of our competitors;

  •
  regulatory or legal developments in the United States and other countries;

  •
  developments or disputes concerning patent applications, issued patents or other proprietary rights;

  •
  the recruitment or departure of key personnel;

  •
  the level of expenses related to any of our product candidates or clinical development programs;

  •
  the results of our efforts to in-license or acquire additional product candidates or products;

  •
  actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

  •
  variations in our financial results or those of companies that are perceived to be similar to us;

  •
  fluctuations in the valuation of companies perceived by investors to be comparable to us;

  •
  share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

  •
  announcement or expectation of additional financing efforts;

  •
  sales of our common stock by us, our insiders or our other stockholders;

  •
  changes in the structure of healthcare payment systems;

  •
  market conditions in the pharmaceutical and biotechnology sectors; and

  •
  general economic, industry and market conditions.

        In addition, the stock market in general, and the NASDAQ Global Select Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these "Risk Factors," could have a dramatic and material adverse impact on the market price of our common stock and thereby on the trading price of the notes.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, or remove our current management. These provisions include:

  •
  authorizing the issuance of "blank check" preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

  •
  prohibiting cumulative voting in the election of directors, which would otherwise allow for less than a majority of stockholders to elect director candidates;

  •
  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

  •
  eliminating the ability of stockholders to call a special meeting of stockholders; and

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

        These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholders. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Any provision of our amended and restated certificate of incorporation or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock and could consequently cause the trading price of the notes to decline.

Risks Related to the Capped Call Transactions

The capped call transactions may affect the value of the notes and our common stock.

        In connection with the pricing of the notes, we expect to enter into capped call transactions with the hedge counterparties. The capped call transactions are expected to reduce the potential dilution and/or offset cash payments we are required to make in excess of the principal amount upon conversion of the notes. If the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions.

        In connection with establishing their initial hedges of the capped call transactions, the hedge counterparties (or their affiliates) expect to enter into various derivative transactions with respect to our common stock in privately negotiated transactions concurrently with the pricing of the notes and/or purchase shares of our common stock shortly after the pricing of the notes in open market transactions. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

        In addition, the hedge counterparties (or their affiliates) may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any conversion period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

        In addition, if any such capped call transactions fail to become effective, whether or not this offering of notes is completed, the hedge counterparties (or their affiliates) may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

        The effect, if any, of any of these transactions and activities on the market price of the common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of the common stock, which could affect the value of the notes, the value of any common stock you will receive upon any conversion of the notes and/or your ability to exchange the notes.

We are subject to counterparty risk with respect to the capped call transactions.

        The counterparties to the capped call transactions are expected to be financial institutions, and we will be subject to the risk that any or all of them might default under the capped call transactions. Our exposure to the credit risk of the counterparties will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions. If a counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings, with a claim equal to our exposure at that time under our transactions with that counterparty. Our exposure will depend on many factors but, generally, an increase in our exposure will be correlated to an increase in the market price and in the volatility of the common stock. In addition, upon a default by a counterparty, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to our common stock. We can provide no assurances as to the financial stability or viability of the counterparties to the capped call transactions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain and incorporate by references certain forward-looking statements. We may, in some cases, use terms such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements appear in a number of places throughout this prospectus supplement and the accompanying prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical studies and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, the degree of clinical utility of our product candidates, particularly in specific patient populations, expectations regarding clinical trial data, our results of operations, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and industry change and depend on economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus supplement and the accompanying prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and events in the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus supplement and the accompanying prospectus. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus supplement and the accompanying prospectus, they may not be predictive of results or developments in future periods.

        Actual results could differ materially from our forward-looking statements due to a number of factors, including risks related to:

  •
  our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

  •
  the success and timing of our preclinical studies and clinical trials;

  •
  the difficulties in obtaining and maintaining regulatory approval of our product candidates, and the labeling under any approval we may obtain;

  •
  our plans and ability to develop and commercialize our product candidates, including rolapitant if the NDA is approved;

  •
  our failure to recruit or retain key scientific or management personnel or to retain our executive officers;

  •
  the size and growth of the potential markets for our product candidates and our ability to serve those markets;

  •
  regulatory developments in the United States and foreign countries;

  •
  the rate and degree of market acceptance of any of our product candidates;

  •
  our use of the proceeds from this offering;

  •
  obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology;

  •
  the successful development of our commercialization capabilities, including sales and marketing capabilities;

  •
  recently enacted and future legislation regarding the healthcare system;

  •
  the success of competing therapies and products that are or become available; and

  •
  the performance of third parties, including contract research organizations and third-party manufacturers.

        Any forward-looking statements that we make in this prospectus supplement, the accompanying prospectus and documents incorporated by reference speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

        You should also read carefully the factors described in the "Risk Factors" section of this prospectus supplement, and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein, and elsewhere to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement, the accompanying prospectus and documents incorporated by reference will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, or the Securities Act, do not protect any forward-looking statements that we make in connection with this offering.

        We obtained the industry, market and competitive position data in this prospectus supplement, the accompanying prospectus and documents incorporated by reference from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

 USE OF PROCEEDS

        We expect that our net proceeds from the sale of the notes in this offering will be approximately $             million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' option to purchase additional notes is exercised in full, we estimate that our net proceeds in this offering will be approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $            of the net proceeds from this offering to pay the cost of the capped call transactions entered into in connection with this offering, as described in "Description of Capped Call Transactions."

        We expect to use the remaining net proceeds of this offering to fund potential commercialization activities for rolapitant (oral formulation), clinical trials for rolapitant (intravenous formulation), niraparib and our other product candidates, to carry out our immuno-oncology platform strategy, and for working capital and general corporate purposes. We may also use a portion of the proceeds to in-license or acquire, as the case may be, product candidates, technologies, compounds, other assets or complementary businesses, though we have no current understandings, agreements or commitments to do so.

        Although it is difficult to predict future liquidity requirements, we believe that the net proceeds from this offering and our existing cash and cash equivalents will be sufficient to fund our operations for at least the next 12 months.

        The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures depend on numerous factors, including the ongoing status of and results from our clinical trials and other studies, the progress of our preclinical development efforts and any unforeseen cash needs. As a result, our management will have broad discretion in applying the net proceeds of this offering.

        Pending these uses, we intend to invest the net proceeds of this offering in a variety of capital preservation investments, including short-term, interest-bearing investment grade securities, money market funds, certificates of deposit and direct or guaranteed obligations of the U.S. government.

 RATIO OF EARNINGS TO FIXED CHARGES

        We did not record earnings for the six months ended June 30, 2014, the year ended December 31, 2013, the year ended December 31, 2012, the year ended December 31, 2011, and the period from our inception to December 31, 2010. Accordingly, our earnings were inadequate to cover fixed charges for each such period. The amount of the deficiency by which our earnings did not cover our fixed charges for each such period is disclosed in the table below, in thousands of dollars.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Period From March 26, 2010 (Date of Inception) to December 31, 2010
Deficiency (in thousands) ($)	(86,851)	(92,362)	(61,763)	(16,398)	(8,975)

        For purposes of calculating the ratio of earnings to fixed charges, earnings are calculated as follows: (i) adding (a) pre-tax income (loss) from continuing operations; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; and (ii) then subtracting from such sum (a) interest capitalized and (b) any net income attributable to noncontrolling interests. Fixed charges are calculated as the sum of (a) interest costs (both expensed and capitalized), (b) amortization of debt expense and discount or premium relating to any indebtedness and (c) that portion of rental expense that is representative of the interest factor.

        This information should be read in conjunction with our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of June 30, 2014 on an:

  •
  actual basis;

  •
  as adjusted basis giving effect to the sale of $165 million of notes offered in this offering (assuming the underwriters' option to purchase additional notes is not exercised), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds from this offering to pay the cost of the capped call transactions entered into in connection with this offering, as described in "Use of Proceeds."

        The information in this table is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in "Use of Proceeds" on page S-26 of this prospectus supplement, as well as our condensed consolidated financial statements and the accompanying notes in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2014
	Actual	As Adjusted
	(unaudited)
	(dollars in thousands)
Cash and cash equivalents	$151,088

Long-term debt:
% convertible senior notes due 2021 offered hereby(1)	—

Total long-term debt	—

Stockholders' equity:
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized and no shares issued or outstanding, actual and as adjusted	—
Common stock, par value $0.0001 per share; 100,000,000 shares authorized and 36,039,105 shares issued and outstanding, actual and as adjusted	4
Additional paid-in capital(1)	403,473
Accumulated deficit	(266,349)

Total stockholders' equity	137,128

Total capitalization	$137,128

(1)
In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer's nonconvertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount, fees and expenses that we will be required to recognize.

        The number of shares of our common stock to be outstanding immediately following this offering set forth above is based on 36,039,105 shares of our common stock outstanding as of June 30, 2014, and excludes:

  •
  3,611,570 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2014 at a weighted-average exercise price of $18.12 per share;

  •
  621,888 shares of our common stock reserved for future issuance under our 2012 Omnibus Incentive Plan, or the 2012 Plan, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2012 Plan pursuant to an "evergreen provision", which increase for 2014 was 1,309,560 shares as of January 1, 2014, and any other shares that may become issuable under the 2012 Plan pursuant to its terms;

  •
  261,797 shares of our common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, or the ESPP, plus any other shares that may become issuable under the ESPP pursuant to its terms; and

  •
  the shares of common stock to be reserved for issuance upon conversion of the notes being offered hereby.

DESCRIPTION OF THE NOTES

        We will issue the notes under a base indenture to be dated as of            , 2014 between us and U.S. Bank National Association, as trustee (the "trustee"), as supplemented by a supplemental indenture to be dated as of                , 2014 with respect to the notes. In this section, we refer to the base indenture (the "base indenture"), as supplemented by the supplemental indenture (the "supplemental indenture"), collectively as the "indenture." This description of the notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summarizes the material provisions of the notes and the indenture but does not purport to be complete and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in those documents. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under "Where You Can Find More Information."

        In this section entitled "Description of the Notes," when we refer to "TESARO," "we," "our" or "us," we are referring to TESARO, Inc. and not to any of its subsidiaries.

General

        We will issue $165,000,000 (or $189,750,000 if the underwriters exercise their option to purchase additional notes in full) aggregate principal amount of notes. We will settle conversions of notes by paying or delivering, as the case may be, either cash, shares of our common stock or a combination thereof at our election as described below under "—Conversion of Notes—Settlement upon Conversion." The notes will be issued only in minimum denominations of $1,000 and in integral multiples of $1,000 in excess thereof. The notes will mature on October 1, 2021, unless earlier converted by you or purchased by us at your option upon the occurrence of a fundamental change (as defined below).

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control involving us or a termination in the trading of our common stock, except to the extent described under "—Purchase of Notes at Your Option upon a Fundamental Change" and "—Conversion of Notes—Conversion upon Specified Corporate Transactions." The notes are not guaranteed by any of our subsidiaries.

        We may from time to time, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms (other than date of issuance and, in some cases, date from which interest will initially accrue) as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We do not intend to list the notes on any securities exchange or automated dealer quotation system.

Ranking

        The notes will be our general senior unsecured obligations and will be:

  •
  senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes;

  •
  equal in right of payment to our future unsecured indebtedness that is not so subordinated;

  •
  effectively junior in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

  •
  structurally junior to all future indebtedness (including trade payables) incurred by our subsidiaries.

        After giving effect to the issuance of the notes (assuming no exercise of the underwriters' option to purchase additional notes) and the use of proceeds therefrom, as of June 30, 2014, our total consolidated indebtedness would have been $165 million.

Optional Redemption

        We may not redeem the notes prior to maturity. No sinking fund is provided for the notes.

Interest

        We will pay interest on the notes at a rate of      % per annum, payable semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a business day, the immediately following business day (each, an "interest payment date"), commencing April 1, 2015, to holders of record at the close of business on the preceding March 15 and September 15, respectively (whether or not a business day) (each such date a "regular record date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from September     , 2014 or from the most recent interest payment date to which interest has been paid or duly provided for. In the event of any notes' maturity, conversion or purchase by us at the option of the holder thereof, interest will cease to accrue on those notes under the terms of and subject to the conditions of the indenture. A "business day" is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

        All references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under "—Events of Default."

Conversion of Notes

  General

        Subject to the conditions described below, you may convert all or any portion of your notes at an initial conversion rate of             shares of our common stock per $1,000 aggregate principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate and the corresponding conversion price will be subject to adjustment as described below under "—Conversion Rate Adjustments" and "—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event." The conversion price of a note at any time is equal to $1,000 divided by the conversion rate in effect at such time. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price. A holder may convert fewer than all of such holder's notes so long as the notes converted are in an integral multiple of $1,000 principal amount.

        Holders may surrender all or any portion of their notes for conversion at any time until the close of business on the business day immediately preceding the free convertibility date (as defined under "—Conversions on or after the Free Convertibility Date"), and receive the consideration described below under "—Settlement upon Conversion," only upon satisfaction of one or more of the conditions described below. However, on and after the free convertibility date, holders may surrender all or any portion of their notes for conversion at any time until the close of business on the second scheduled trading day immediately preceding the stated maturity date regardless of whether any of these conditions are satisfied.

        We will settle conversions of notes by paying or delivering, as the case may be, either cash, shares of our common stock or a combination thereof at our election as described below under "—Settlement upon Conversion." If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a "daily conversion value" calculated for each trading day in the applicable 40 trading-day "conversion period" (each as defined below under "—Settlement upon Conversion").

        Upon conversion of a note, a holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates as described below, and we will not adjust the conversion rate to account for accrued and unpaid interest. Except as described below, our settlement of conversions as described below under "—Settlement upon Conversion" will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

        Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made (1) if we have specified a fundamental change purchase date following a fundamental change that is after a regular record date and on or prior to the corresponding interest payment date, (2) with respect to any notes surrendered for conversion following the regular record date immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

        If a holder converts notes and we elect to deliver shares of our common stock, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder's name or delivered to a person other than the holder, in which case the holder will pay the tax.

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

  Conversion upon Satisfaction of Market Price Condition

        Prior to the close of business on the business day immediately preceding the free convertibility date, holders may surrender all or any portion of their notes for conversion during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending December 31, 2014 if the "closing sale price" (as defined below) of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed for trading or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. or a similar organization at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system). If the closing sale price of our common stock is not so reported, the "closing sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

        Except for purposes of determining settlement amounts, a "trading day" means a day on which (i) The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is traded, is open for trading, in each case, with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or market, or, if our common stock is not so listed or traded, any business day and (ii) a closing sale price for our common stock is available on such securities exchange or market.

        A "scheduled trading day" means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed for trading. If our common stock is not so listed, "scheduled trading day" means a "business day."

  Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes

        If, prior to the close of business on the business day immediately preceding the free convertibility date, the "trading price" (as defined below) per $1,000 principal amount of the notes on each trading day during any ten consecutive trading-day period is less than 98% of the product of the closing sale price of our common stock on such date multiplied by the conversion rate in effect on such trading day, a holder may surrender notes for conversion at any time during the following five consecutive business days.

        The bid solicitation agent will, on our behalf, determine if the notes are convertible and will notify us and the trustee accordingly. However, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we will have no obligation to make such request (or, if we are acting as bid solicitation agent, we will have no obligation to determine the trading price) unless a holder provides us and the trustee with reasonable evidence that the trading price per $1,000 principal amount of notes on any trading day would be less than 98% of the product of the then-current conversion rate multiplied by the closing sale price of our common stock on that date. At such time, we will instruct the bid solicitation agent (if other than us) to determine, or, if we are acting as bid solicitation agent, we will determine, the trading price of the notes beginning on the next trading day and on each of the next nine trading days. If, at any time after the trading price condition has been met, the trading price for the notes on any trading day is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate in effect on such trading day, the bid solicitation agent will, on our behalf, so notify the holders and the trustee.

        "Trading price" means, on any date of determination, the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the bid solicitation agent for $2,000,000 principal amount of the notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided further that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination (i) the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from an independent nationally recognized securities dealer (ii) if we are not acting as bid solicitation agent and we fail to request the bid solicitation agent to obtain bids when required or (iii) if we request the bid solicitation agent to obtain bids and the bid solicitation agent fails to obtain such bids, then, in each case, the notes will be convertible under this trading price condition for the next five consecutive business days following such date of determination.

        We will initially act as the bid solicitation agent. We, in our discretion, may appoint an alternative bid solicitation agent from time to time.

  Conversion upon Specified Corporate Transactions

        Conversion upon Certain Distributions

        If we elect to issue or distribute, as the case may be, to all or substantially all holders of our common stock:

  •
  rights, options or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days after the declaration date for such issuance, our common stock at a price per share that is less than the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding the declaration date for such issuance; or

  •
  cash, debt securities (or other evidence of indebtedness) or other assets or securities (including, for the avoidance of doubt, any rights, options or warrants that are not described in the preceding bullet point, but excluding dividends or distributions described in clause (1) of the description below under "—Conversion Rate Adjustments"), which distribution has a per share value exceeding 10% of the closing sale price of our common stock as of the trading day immediately preceding the declaration date for such distribution, then, in either case, we must notify holders at least 50 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such distribution and our announcement that such issuance or distribution will not take place; provided, however, that a holder may not exercise this right to convert if the holder may participate in the distribution without conversion of the notes as if it held a number of common shares equal to the conversion rate.

        Conversion upon Certain Corporate Events

        If a transaction or event that constitutes a "fundamental change" (as defined under "—Purchase of Notes at Your Option upon a Fundamental Change") or a "make-whole adjustment event" (as defined under "—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event") occurs, a holder may surrender notes for conversion at any time from and after the date that is 50 scheduled trading days prior to the anticipated effective date of the transaction or event until the close of business on the business day immediately preceding the related "fundamental change purchase date" (as defined under "—Purchase of Notes at Your Option upon a Fundamental Change") or, if there is no such fundamental change purchase date, the 40th scheduled trading day immediately following the effective date of such transaction or event. In some circumstances involving a make-whole adjustment event, a converting holder will also be entitled to an increase in the conversion rate as described below under "—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event." A holder may also require us to purchase all or a portion of its notes upon the occurrence of a fundamental change as described under "—Purchase of Notes at Your Option upon a Fundamental Change." To the extent practicable, we will give notice to holders of the anticipated effective date for such transaction or event no less than 50 scheduled trading days prior to the anticipated effective date or, if we do not have knowledge of such transaction or event at least 50 scheduled trading days prior to the anticipated effective date, within two business days of the date upon which we receive notice, or otherwise become aware, of such transaction or event (but in no event later than the actual effective date of such transaction or event).

        Holders will also have the right to surrender notes for conversion if we are a party to a consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our property and assets that does not also constitute a fundamental change or a make-whole adjustment event, in each case pursuant to which our common stock would be converted into cash, securities or other property. In such event, holders will have the right to surrender notes for conversion at any time from and including the 50th scheduled trading day prior to the anticipated effective date of such transaction to and including the 40th scheduled trading day following the effective date of such transaction. We will notify holders at least 50 scheduled trading days prior to the anticipated effective date of such transaction or, if such effective date is anticipated to occurred in less than 50 scheduled trading days after the date upon which we receive notice, or otherwise become aware, of such transaction or event, within two business days of the date upon which we receive notice, or otherwise become aware, of such transaction or event (but in no event later than the actual effective date of such transaction or event).

  Conversion on or after the Free Convertibility Date

        On and after April 1, 2021 (the "free convertibility date") and until the close of business on the second scheduled trading day immediately prior to the stated maturity date, holders may surrender all or any portion of their notes for conversion regardless of whether any of the conditions described in "—Conversion upon Satisfaction of Market Price Condition," "—Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes" or "—Conversion upon Specified Corporate Transactions" have been satisfied.

  Settlement upon Conversion

        Upon conversion of a note, we may choose to satisfy our conversion obligation by paying or delivering, as the case may be, (i) solely cash ("cash settlement"), (ii) shares of our common stock together with cash in lieu of fractional shares ("stock settlement") or (iii) a combination of cash and shares of our common stock, if any, with a particular "specified dollar amount" as defined below ("combination settlement"), as described below. We refer to each of stock settlement, cash settlement and combination settlement as a "settlement method" and the amount of cash and/or number of shares, if any, that we are required to pay or deliver, as the case may be, upon any conversion as the "settlement amount."

        All conversions occurring on or after the final settlement method election date (as defined below) will be settled using the same settlement method. If we have not delivered to the trustee and the holders a notice of our election of settlement method on or prior to the final settlement method election date, we will, with respect to any conversions on or after the final settlement method election date, be deemed to have elected to satisfy our conversion obligation using combination settlement with a specified dollar amount of $1,000, unless we have previously irrevocably elected a different specified dollar amount, as described below.

        For all conversions prior to the final settlement method election date, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur on or after the final settlement method election date as described above or following any irrevocable election as described in the following paragraph, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. Accordingly, until the final settlement method election date, unless we have previously made such an irrevocable election, we may choose in respect of one conversion date to satisfy our conversion obligation through stock settlement and choose in respect of another conversion date to satisfy our conversion obligation through cash settlement or combination settlement. If we elect a particular settlement method in connection with any conversion prior to the final settlement method election date, unless we have previously made an irrevocable election as described in the following paragraph, we will inform holders so converting through the trustee of the settlement method we have selected (including the specified dollar amount, if applicable), no later than the close of business on the second trading day immediately following the related conversion date. If we do not timely make such an election, we will be deemed to have elected combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000. If we elect combination settlement in respect of our conversion obligation, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount of $1,000.

        We may, prior to the final settlement method election date, at our option, irrevocably elect combination settlement with a particular "specified dollar amount" for all conversions subsequent to our notice, by notice of such election to holders.

        Settlement amounts will be computed as follows:

  •
  if we elect to satisfy our conversion obligation through stock settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate in effect on the conversion date;

  •
  if we elect to satisfy our conversion obligation through cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values (as defined below) for each of the 40 consecutive trading days during the related conversion period; and

  •
  if we elect (or are deemed to have elected) to satisfy our conversion obligation through combination settlement, we will pay or deliver, as the case may be, to the converting holders in respect of each $1,000 principal amount of notes being converted a settlement amount equal to the sum of the daily settlement amounts (as defined below) for each of the 40 consecutive trading days during the related conversion period.

        "Conversion period" with respect to any note means:

  •
  if the relevant conversion date occurs prior to the 45th scheduled trading day immediately preceding the stated maturity date, the 40 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date; and

  •
  if the relevant conversion date occurs on or after the 45th scheduled trading day immediately preceding the stated maturity date, the 40 consecutive trading-day period beginning on, and including, the 42nd scheduled trading day immediately preceding the stated maturity date.

        The "final settlement method election date" is the 85th scheduled trading day immediately preceding the stated maturity date.

        The "daily settlement amount," for each $1,000 aggregate principal amount of notes validly surrendered for conversion, and for each trading day during the conversion period, will consist of:

  (1)
  if (x) the daily conversion value for such trading day exceeds (y) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice regarding our chosen settlement method (the "specified dollar amount"), if any, divided by 40 (such quotient being referred to as the "daily measurement value"), the sum of:

  (a)
  a cash payment of the daily measurement value, and

  (b)
  a number of shares (the "daily net share number") equal to

  (i)
  the difference between the daily conversion value and the daily measurement value, divided by

  (ii)
  the daily VWAP of our common stock for such trading day; or

  (2)
  if the daily conversion value for such trading day is less than or equal to the daily measurement value, a cash payment equal to the daily conversion value.

        "Daily conversion value" means, for each trading day during the conversion period, one-fortieth (1/40th) of the product of (i) the applicable conversion rate on such trading day and (ii) the daily VWAP of our common stock on such trading day.

        No fractional shares of common stock will be issued upon conversion. Instead, we will pay cash in lieu of any fractional share of common stock based on the daily VWAP of our common stock on the relevant conversion date (in the case of stock settlement) or based on the daily VWAP of our common stock on the last trading day of the relevant conversion period (in the case of any other settlement method).

        "Daily VWAP" of our common stock (or any security that is part of the reference property underlying the notes, if applicable, as described below), in respect of any trading day, means the per share volume-weighted average price of our common stock (or other security) as displayed under the heading "Bloomberg VWAP" on Bloomberg Page TSRO Equity AQR (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of such reference property, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day or, if such volume-weighted average price is unavailable (or such reference property is not a security), the market value of one share of our common stock (or such reference property) on such trading day as determined in good faith by our board of directors or a duly authorized committee thereof in a commercially reasonable manner, using, if practicable, a volume-weighted average price method (unless such reference property is not a security). The "daily VWAP" will be determined without regard to after-hours trading or any other trading outside the regular trading session.

        For the purposes of determining settlement amounts only, "trading day" means a day on which (i) there is no "market disruption event" (as defined below) and (ii) The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is traded, is open for trading, in either case, with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or market, or, if our common stock is not so listed, any business day.

        "Market disruption event" means (i) a failure by the NASDAQ Global Select Market, or if our common stock is not listed on the NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed, to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The NASDAQ Global Select Market or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

        Payment or delivery, as the case may be, of the consideration due upon conversion will be made (i) in the case of stock settlement, three business days after the conversion date, unless such conversion date occurs following the regular record date immediately preceding the stated maturity date, in which case we will make such delivery (and payment, if applicable) on the stated maturity date or (ii) in the case of any other settlement method, three business days after the last day of the conversion period; provided, however, that, in the case of clause (i) or (ii), if prior to the conversion date for any converted notes our common stock has been replaced by reference property consisting solely of cash (pursuant to the provisions described under "—Recapitalizations, Reclassifications and Changes to Our Common Stock"), we will pay the consideration due in respect of conversion on the tenth business day immediately following the related conversion date, and, notwithstanding the foregoing, no conversion period will apply to those conversions. As a result of the foregoing provisions and related definitions, in the case of a cash settlement or a combination settlement, if a market disruption event occurs on a scheduled trading day during the conversion period, or if such scheduled trading day is not a trading day for any other reason, then the daily conversion value or daily settlement amount, as applicable, will be determined on the next following trading day and delivery of the settlement amount will be delayed accordingly. No interest will accrue on account of such delay.

        Each conversion will be deemed to have been effected immediately prior to the close of business on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date (in the case of stock settlement) or the last trading day of the relevant conversion period (in any other case).

  Conversion Rate Adjustments

        The conversion rate will be adjusted as described below:

        (1)   If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

        where,

          CR0 = the conversion rate in effect immediately prior to the open of business on the "ex-dividend date" (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

          CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

          OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be; and

          OS = the number of shares of our common stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of common stock, as the case may be.

        Any adjustment made under this clause (1) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be. If such dividend, distribution, subdivision or combination described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay such dividend or distribution or to effect such subdivision or combination, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or subdivision or combination had not been announced.

        (2)   If an ex-dividend date occurs for a distribution to all or substantially all holders of our common stock of any rights, options or warrants entitling them for a period of not more than 45 calendar days from the announcement date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, the conversion rate will be increased based on the following formula:

        where,

          CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

          CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

          OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

          X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

          Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution.

        Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if the ex-dividend date for such distribution had not occurred.

        For purposes of this clause (2) and for purposes of the first bullet under "—Conversion upon Specified Corporate Transactions—Conversion upon Certain Distributions," in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price that is less than the average of the closing sale prices of our common stock for each trading day in the applicable 10 consecutive trading-day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by our board of directors or a duly authorized committee thereof.

        (3)   If an ex-dividend date occurs for a distribution (the "relevant distribution") of shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock (excluding (i) dividends or distributions and rights, options or warrants as to which an adjustment was effected under clause (1) or (2) above; (ii) dividends or distributions paid exclusively in cash; and (iii) spin-offs as defined below in this clause (3)), then the conversion rate will be increased based on the following formula:

        where,

          CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

          CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

          SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

          FMV = the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

        Any increase made under the above portion of this clause (3) will become effective immediately after the open of business on the ex-dividend date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if "FMV" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, without having to convert its notes, the amount and kind of the relevant distribution that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

        With respect to an adjustment pursuant to this clause (3) where there has been an ex-dividend date for a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a "spin-off," the conversion rate will be increased based on the following formula:

        where,

          CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

          CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

          FMV = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of "closing sale price" set forth under "—Conversion upon Satisfaction of Market Price Condition" as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period commencing on, and including, the ex-dividend date for the spin-off (such period, the "valuation period"); and

          MP0 = the average of the closing sale prices of our common stock over the valuation period.

        The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be determined on the last trading day of the valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 consecutive trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (3) to 10 consecutive trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such conversion period. In respect of any conversion during the valuation period for any spin-off, references within this clause (3) related to 10 consecutive trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

        If any such dividend or distribution that constitutes a spin-off is declared but not paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

        (4)   If an ex-dividend date occurs for a cash dividend or distribution to all, or substantially all, holders of our outstanding common stock (other than any dividend or distribution in connection with our liquidation, dissolution or winding up), the conversion rate will be increased based on the following formula:

        where,

          CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

          CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

          SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution;

          C = the amount in cash per share we pay or distribute to all or substantially all holders of our common stock.

        Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if any dividend or distribution described in this clause (4) is declared but is not so paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

        Notwithstanding the foregoing, if "C" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, without having to convert its notes, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the record date for such cash dividend or distribution.

        (5)   If we or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our common stock and, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the "expiration date"), the conversion rate will be increased based on the following formula:

        where,

          CR0 = the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

          CR = the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

          AC = the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors or a duly authorized committee thereof) paid or payable for shares purchased in such tender or exchange offer;

          OS0 = the number of shares of our common stock outstanding immediately prior to the time (the "expiration time") such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

          OS = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender or exchange offer); and

          SP = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

        The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be determined at the close of business on the tenth trading day immediately following, but excluding, the expiration date but will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such conversion period. In respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date. No adjustment pursuant to the above formula will result in a decrease of the conversion rate.

        As used in this section, "ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and "effective date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share subdivision or combination, as applicable.

        If:

  •
  we elect (or are deemed to have elected) to satisfy our conversion obligation through combination settlement and shares of common stock are deliverable to settle the daily net share number for a given trading day within the conversion period applicable to notes that you have converted,

  •
  any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion rate on the trading day in question, and

  •
  the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

        If:

  •
  we elect to satisfy our conversion obligation solely in shares of common stock (other than cash in lieu of any fractional share),

  •
  any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion rate on a given conversion date, and

  •
  the shares you will receive on settlement of the related conversion are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of such conversion of notes to reflect the relevant distribution or transaction. If a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under "—Settlement upon Conversion" based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

        To the extent that we have a rights plan in effect upon conversion of the notes (i.e., a poison pill), you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        To the extent permitted by applicable law and applicable listing rules of The NASDAQ Global Select Market and any other securities exchange on which our securities are then listed, (i) we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days so long as the increase is irrevocable during the period and our board of directors determines that such increase would be in our best interest and (ii) we may (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events. We must give at least 15 days' prior notice of any such increase in the conversion rate.

        You may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. Because any such deemed distribution treated as a dividend would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes including backup withholding are paid on behalf of a holder, those withholding taxes may be set off against payments of cash or common stock, if any payable on the notes or, in some circumstances, against any payments on our common stock. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see "Material U.S. Federal Income Tax Considerations" below for a relevant discussion.

        Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding anything in this section to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments (1) when the cumulative net effect of all adjustments not yet made will result in a change of at least 1% of the conversion rate or (2) regardless of whether the aggregate adjustment is less than 1%, (i) upon any required purchases of the notes in connection with a fundamental change, (ii) on each of the trading days within any conversion period and (iii) upon any conversion of notes. Except as described above in this section and as described under "—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event," we will not adjust the conversion rate.

        Whenever any provision of the indenture requires us to calculate the closing sale prices, daily VWAPs, daily conversion values, daily settlement amounts or the "stock price" for purposes of a make-whole adjustment event over a span of multiple days, the board of directors or a committee thereof will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, expiration date or effective date of the event occurs, at any time during the period from which such closing sale prices, daily VWAPs, daily conversion values, daily settlement amounts or stock prices are to be calculated.

        No adjustment to the conversion rate need be made for a given transaction if holders of the notes will be entitled to participate in that transaction, without conversion of the notes, on the same terms and at the same time as a holder of a number of shares of common stock equal to the principal amount of a holder's notes divided by $1,000 and multiplied by the conversion rate would be entitled to participate.

        If we adjust the conversion rate pursuant to the above provisions, we will deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based. In addition, we will issue a press release containing the relevant information (and make the press release available on our website).

Recapitalizations, Reclassifications and Changes to Our Common Stock

        In the event of:

  •
  any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

  •
  a consolidation, merger, combination or binding share exchange involving us; or

  •
  a sale, assignment, conveyance, transfer, lease or other disposition to another person of our property and assets as an entirety or substantially as an entirety,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock ("reference property"), we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture, providing that, at and after the effective time of such transaction, holders of each $1,000 principal amount of notes will be entitled to convert their notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. However, at and after the effective time of any such transaction, (i) we will continue to have the right to determine the settlement method applicable to any conversion of notes, unless we have previously irrevocably elected combination settlement with a particular specified dollar amount, as described under "—Settlement upon Conversion," (ii) any amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash under the provisions of the indenture described under "—Settlement upon Conversion," (iii) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under "—Settlement upon Conversion" will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (iv) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. The supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments set described under "—Conversion Rate Adjustments" above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under "—Purchase of Notes at Your Option on a Fundamental Change" below, as the board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify the trustee and issue a press release containing the relevant information (and make the press release available on our website). Throughout this section ("—Conversion of Notes"), if our common stock has been replaced by reference property as a result of any such transaction described above, references to our common stock are intended to refer to such reference property, subject to the provisions of the related supplemental indenture.

        For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of reclassifications, consolidations, mergers, combinations, binding share exchanges, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration because the holders of our common stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under "—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event"), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the tenth business day immediately following the conversion date. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

  Conversion Procedures

        The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC's then applicable conversion procedures or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder's name, in which case the holder will pay the tax. We refer to the date a holder complies with the relevant procedures for conversion described above as the "conversion date."

        If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your purchase notice prior to the fundamental change purchase date, as described below under "—Purchase of Notes at Your Option upon a Fundamental Change." If your notes are submitted for purchase upon a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m. (New York City time) on the business day immediately preceding such purchase date.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event

        If you elect to convert your notes at any time from, and including, the effective date of a "make-whole adjustment event" (as defined below) to, and including, the business day immediately preceding the related fundamental change purchase date, or if a make-whole adjustment event does not also constitute a fundamental change as described below under "—Conversion of Notes—Purchase of Notes at Your Option upon a Fundamental Change," the 40th scheduled trading day immediately following the effective date of such make-whole adjustment event, the conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the "additional shares") as described below. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the anticipated effective date of such make-whole adjustment event and issue a press release as soon as practicable after we first determine the anticipated effective date of such make-whole adjustment event (and make the press release available on our website). We will use our commercially reasonable efforts to give notice to holders of the anticipated effective date for a make-whole adjustment event not less than 50 scheduled trading days prior to the anticipated effective date.

        A "make-whole adjustment event" is (i) any "change in control" as described below under "—Purchase of Notes at Your Option Upon a Fundamental Change" (determined after giving effect to any exceptions or exclusions from such definition but without giving effect to the proviso in clause (2) of the definition thereof) and (ii) any "termination of trading" as described below under "—Purchase of Notes at Your Option Upon a Fundamental Change."

        The number of additional shares, if any, by which the conversion rate will be increased for conversions in connection with a make-whole adjustment event will be determined by reference to the table below, based on the date on which the make-whole adjustment event occurs or becomes effective, which we refer to as the "effective date," and (1) the price paid or deemed to be paid per share of our common stock in the change in control in the case of a make-whole adjustment event described in the second clause of the definition of change in control, in the event that our common stock is acquired for cash, or (2) the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such other make-whole adjustment event, in the case of any other make-whole adjustment event. We refer to the amount determined under the first or second clause of the preceding sentence, as applicable, as the "stock price."

        The stock prices set forth in the first row of the table below (i.e., column headers) and the number of additional shares in the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted as described under "—Conversion of Notes—Conversion Rate Adjustments." The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under "—Conversion Rate Adjustments."

        The following table sets forth the number of additional shares to be added to the conversion rate for each $1,000 principal amount of notes based on hypothetical stock prices and effective dates:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$
September 2014
October 1, 2015
October 1, 2016
October 1, 2017
October 1, 2018
October 1, 2019
October 1, 2020
October 1, 2021

        Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than            shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion rate as described under "—Conversion of Notes—Conversion Rate Adjustments" above.

        The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

  •
  between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the next higher and next lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable;

  •
  in excess of $            per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

  •
  less than $            per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Purchase of Notes at Your Option upon a Fundamental Change

        If a fundamental change (as defined below) occurs, you will have the option to require us to purchase for cash all or any portion of your notes that is equal to $1,000, or an integral multiple of $1,000 in excess thereof, on the day of our choosing that is not less than 20 or more than 35 business days after the occurrence of such fundamental change (such day, the "fundamental change purchase date") at a purchase price (the "fundamental change purchase price") equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date, and the price we are required to pay to the holder surrendering the note for purchase will be equal to 100% of the principal amount of notes subject to purchase and will not include any accrued and unpaid interest).

        We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change and issue a press release announcing the occurrence of such fundamental change (and make the press release available on our website). This notice shall state certain specified information, including:

  •
  the events causing the fundamental change;

  •
  the effective date of the fundamental change, and whether the fundamental change is a make-whole adjustment event;

  •
  the last date on which a holder may exercise the purchase right;

  •
  the fundamental change purchase price;

  •
  the fundamental change purchase date;

  •
  the conversion rate and any adjustments to the conversion rate, and the procedures required for exercise of a holder's right to convert its notes;

  •
  the procedures required for exercise of the purchase option upon the fundamental change, and the procedures required for withdrawal of any such exercise; and

  •
  the name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the delivery of the fundamental change notice and the close of business on the business day immediately preceding the fundamental change purchase date. The written notice must specify: (a) if such notes are in certificated form, the certificate number(s) of the notes to be purchased; (b) the portion of the principal amount of notes for which the purchase right is being exercised, in multiples of $1,000; and (c) that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time until the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal must specify: (x) the principal amount of the withdrawn notes; (y) if certificated notes have been issued, the certificate number(s) of the withdrawn notes; and (z) the principal amount, if any, which remains subject to the purchase notice. If the notes are not in certificated form, the notice given by each holder (and any withdrawal notice) must comply with applicable DTC procedures.

        "Fundamental change" means the occurrence of a change in control or a termination of trading.

        A "change in control" will be deemed to have occurred if any of the following occurs after the time the notes are originally issued:

  (1)
  any "person" or "group" within the meaning of Section 13(d) under the Exchange Act, other than us or our subsidiaries, is or becomes the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors, or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  (2)
  the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries; provided that neither (a) a transaction pursuant to which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such holders' proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction, nor (b) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in the reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity shall constitute a "change in control";

  (3)
  the first day on which a majority of the members of our board of directors are not continuing directors; or

  (4)
  the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the indenture).

However, notwithstanding the foregoing, a "change in control" will not be deemed to have occurred if at least 90% of the consideration paid for our common stock in a transaction or transactions described under clause (2) of the definition of "change in control" above, excluding cash payments for any fractional share and cash payments made pursuant to dissenters' appraisal rights, consists of shares of common stock traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following such transaction, and, as a result therefrom, such consideration becomes the reference property for the notes. For the purposes of this definition of "change in control," any transaction or event that constitutes a change in control under both clause (1) and clause (2) above will be deemed to constitute a change in control solely under clause (2) of this definition of "change in control."

        A "termination of trading" means that our common stock (or other reference property into which the notes are convertible) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors, a "permitted exchange").

        "Continuing directors" means, as of any date of determination, any member of our board of directors who (i) was a member of such board of directors on the date of the original issuance of the notes, or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

        The term "all or substantially all" as used in the definition of change in control in respect of the sale, lease or transfer of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise, established definition of this phrase under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will be required to purchase notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. Holders who have exercised the purchase right will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date and the time of book-entry transfer or the delivery of your notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then, with respect to the notes that have been properly surrendered for purchase and not validly withdrawn:

  •
  the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and, if the fundamental change purchase date is after a regular record date and on or prior to the related interest payment date, the right of the record holder on such regular record date to receive the related interest payment).

        In connection with any purchase of notes in the event of a fundamental change, we will, in accordance with the indenture:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all applicable federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

        No notes may be purchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

        The fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        Furthermore, holders may not be entitled to require us to purchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under "—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event" in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of "continuing directors" above.

        If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. We may in the future incur debt that may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibiting our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Consolidation, Merger and Sale of Assets

        The following description replaces the description set forth under "Description of Debt Securities—Consolidation, Merger and Sale of Assets" in the accompanying prospectus in its entirety.

        We may not consolidate with, enter into a binding share exchange with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

  •
  if as a result of such transaction the notes become convertible into common stock or other securities issued by a third party (subject to the provisions set forth above under "—Conversion of Notes—Settlement upon Conversion"), such third party fully and unconditionally guarantees all obligations of ours or such successor under the notes and the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

        Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation (if not us) shall succeed to us, and may exercise every right and power of ours, under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease. For purposes of the foregoing, any sale, assignment, conveyance, transfer, lease or other disposition of properties and assets of one or more of our subsidiaries that would, if we had held such properties and assets directly, have constituted the sale, assignment, conveyance, transfer, lease or disposition of our properties and assets substantially as an entirety will be treated as such under the indenture.

        Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a "change in control" permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

        The following description replaces the description set forth under "Description of Debt Securities—Events of Default, Notice and Waiver" in the accompanying prospectus in its entirety.

        Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay the principal of any note when due;

  (2)
  we fail to pay or deliver, as the case may be, the settlement amount owing upon conversion of any note (including any additional shares or cash in lieu thereof) within five business days;

  (3)
  we fail to pay any interest on any note when due, and such failure continues for 30 calendar days;

  (4)
  we fail to pay the fundamental change purchase price of any note when due;

  (5)
  we fail to provide timely notice of a specified corporate transaction, a fundamental change or a make-whole adjustment event in accordance with the terms of the indenture;

  (6)
  we fail to perform any other covenant required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (5) above) and such failure continues for 60 calendar days after notice is given in accordance with the indenture;

  (7)
  any indebtedness for money borrowed by, or any other payment obligation of, us or any of our subsidiaries that is a "significant subsidiary" (or any group of subsidiaries that, taken together, would constitute a "significant subsidiary" as defined in Regulation S-X under the Securities Act), in an outstanding principal amount, individually or in the aggregate, in excess of $15.0 million is not paid at final maturity (or when otherwise due) or is accelerated, and such indebtedness is not discharged (or such default in payment or acceleration is not cured or rescinded) within 30 days after such due date or acceleration, as the case may be;

  (8)
  we fail or any of our subsidiaries that is a "significant subsidiary" (or any group of subsidiaries that, taken together, would constitute a "significant subsidiary" as defined in Regulation S-X under the Securities Act) fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $15.0 million, if the judgments are not paid, discharged or stayed within 30 days; and

  (9)
  certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries that is a "significant subsidiary" (or any group of subsidiaries that, taken together, would constitute a "significant subsidiary" as defined in Regulation S-X under the Securities Act).

        If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of and accrued and unpaid interest, if any, on the notes to be due and payable immediately. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances and subject to certain exceptions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Notwithstanding the foregoing, if we so elect, the sole remedy under the indenture for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our reporting obligations to the trustee and the SEC, as described under "—Reports" below, will, for the 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the aggregate principal amount of the notes during the first 90 days thereafter and 0.50% of the aggregate principal amount of the notes from the 91st day to, but not including, the 181st day thereafter (or, if applicable, the earlier date on which the event of default relating to the reporting obligations is cured or waived). Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If the event of default is continuing on the 181st day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default.

        In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that may involve the trustee in personal liability. In addition, the trustee will not be required to expend its own funds under any circumstances.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity or security satisfactory to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date, the right to convert the note or to receive the consideration due upon conversion or the right of a beneficial owner to exchange its beneficial interest in a global security representing notes for a physical note if an event of default has occurred and is continuing, in each case, in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay the principal of or any interest on any note when due;

  •
  we fail to pay or deliver the consideration due upon conversion of any note within the time period required by the indenture; or

  •
  we fail to comply with any of the provisions of the indenture the modification of which would require the consent of the holder of each outstanding note affected.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers' knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute defaults, their status and what action we are taking or propose to take in respect thereof.

        Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

        If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Waiver

        The following description replaces the description set forth under "Description of Debt Securities—Modification of the Indentures" in the accompanying prospectus in its entirety.

        We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or the stated time for payment of interest on, the notes;

  •
  reduce the principal amount of, or the rate of interest on, the notes;

  •
  reduce the amount of principal payable upon acceleration of the maturity of the notes;

  •
  change the currency of payment of principal of, or interest on, the notes or change any note's place of payment;

  •
  impair the right of any holder to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes;

  •
  modify the provisions with respect to the purchase rights of the holders as described above under "—Purchase of Notes at Your Option upon a Fundamental Change" in a manner that is materially adverse to holders of notes;

  •
  change the ranking of the notes;

  •
  adversely affect the right of holders to convert notes, or reduce the conversion rate; or

  •
  modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes.

        In addition to the other permitted amendments described in "Description of the Debt Securities—Modification of the Indentures" in the accompanying prospectus, we and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders of the notes to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  provide for the assumption by a successor corporation of our obligations under the indenture and the notes;

  •
  add guarantees with respect to the notes;

  •
  secure the notes;

  •
  add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

  •
  make any change that does not adversely affect the rights of any holder;

  •
  upon the occurrence of an event described above under "—Recapitalizations, Reclassifications and Changes to Our Common Stock," solely (i) provide that the notes are convertible into reference property, subject to "—Conversion of Notes—Settlement upon Conversion" above, and (ii) effect the related changes to the terms of the notes described under "—Conversion of Notes—Recapitalizations, Reclassifications and Changes to Our Common Stock" above, in each case, in accordance with the applicable provisions of the indenture; or

  •
  comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

  •
  conform the provisions of the indenture to the "Description of the Notes" section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

        The following description replaces the description set forth under "Description of Debt Securities—Satisfaction and Discharge" in the accompanying prospectus in its entirety.

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at the stated maturity, at any fundamental change purchase date or upon conversion (and determination of related settlement amounts) or otherwise, cash or (in the case of conversion) cash and shares of our common stock, if any, sufficient to pay all of the outstanding notes or satisfy our conversion obligations, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

        The provisions set forth under "Description of Debt Securities—Defeasance and Covenant Defeasance" in the accompanying prospectus will not apply with respect to the notes.

Transfer, Exchange and Conversion

        We will maintain an office the continental United States where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. No service charge will be imposed by us, the trustee or the security registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder's name will be paid by such holder. We are not required to transfer or exchange any note surrendered for purchase or conversion except for any portion of that note not being purchased or converted, as the case may be.

        We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

        Payments in respect of the principal and interest on global securities representing the notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the holder's registered address (or, if requested by a holder of more than $1,000,000 principal amount of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

        The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

        The security registrar, paying agent and conversion agent (if other than the trustee) will forward to the trustee any notes surrendered to them by holders for transfer, exchange, payment or conversion. All notes delivered to the trustee shall be cancelled promptly by the trustee in the manner provided in the indenture and may not be reissued or resold. No notes shall be authenticated in exchange for any notes cancelled, except as provided in the indenture.

        We or our subsidiaries may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us or to our subsidiaries), purchase notes in the open market or by tender offer at any price or by private agreement. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered "outstanding" under the indenture upon their repurchase.

        Notwithstanding anything herein, no affiliate (as defined in Rule 144 under the Securities Act) of the Company or person that has been an affiliate (as defined in Rule 144 under the Securities Act) of the Company during the three months immediately preceding the date of issuance of a note may purchase, otherwise acquire or hold such note or a beneficial interest herein.

Reports

        So long as any notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and the holders of the notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all quarterly and annual financial information required to be contained in Forms 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the trustee and the holders of the notes as of the time such documents are filed via EDGAR.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

        We and our agents (other than the trustee, registrar, paying agent, transfer agent and conversion agent) will be responsible for making many of the calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the closing sale price of our common stock, any adjustments to the conversion rate, the consideration deliverable in respect of any conversion and accrued interest payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

Notices

        Except as otherwise described herein, notice to registered holders of the notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee on our behalf (and we will make any notice we are required to give to holders available on our website).

Governing Law

        The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law or any successor thereto).

Concerning the Trustee

        U.S. Bank National Association has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and our affiliates with the same rights as if it were not trustee. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, registrar, paying agent, transfer agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

        Except during the continuance of an event of default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture and no implied covenant or obligation shall be read into the indenture against the trustee. If an event of default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder, unless such holder shall have offered to the trustee security and/or indemnity satisfactory to it against any loss, liability or expense. Pursuant to the terms of the indenture, we will reimburse the trustee, registrar, paying agent, conversion agent and transfer agent for all fees, costs and expenses.

        The indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions with us, including normal banking and trustee relationships, provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

        We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Book-Entry, Delivery and Form

        We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as "certificated securities," will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC, referred to as "participants," and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the "indirect participants," that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  Book-Entry Procedures for the Global Securities

        We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC's custodian, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into cash or common stock, if any, should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, and any interest on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest on, the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, (i) DTC will exchange the global security for certificated securities that it will distribute to its participants if (a) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days; or (b) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (ii) if an event of default with respect to the notes has occurred and is continuing and any beneficial owner requests that its notes be issued in physical, certificated form, DTC will exchange the corresponding portion of the global security for a physical, certificated security, which it will distribute to such beneficial owner.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of its or our respective agents will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPPED CALL TRANSACTIONS

        In connection with the pricing of the notes, we expect to enter into capped call transactions with one or more of the underwriters (or their affiliates), which we refer to as the "hedge counterparties." The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes.

        We intend to use approximately $             million of the net proceeds from this offering to fund the payment of the cost of the capped call transactions. If the underwriters exercise their option to purchase additional notes, we may use a portion of the proceeds from the sale of the additional notes to fund our entry into additional capped call transactions with the hedge counterparties.

        The capped call transactions are expected generally to reduce the potential dilution and/or offset potential cash payments we are required to make in excess of the principal amount upon conversion of the notes in the event that the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the floor price of the capped call transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, the number of shares of our common stock and/or amounts of cash we receive upon exercise of the capped call transactions will be capped. In that case, there would be dilution in respect of our common stock and/or we would be exposed to a portion of the cash payments required to be made by us in excess of the principal amount of converted notes, because the number of shares of our common stock and/or amounts of cash that we would owe upon conversion of the notes in excess of the principal amount of converted notes would exceed the number of shares of our common stock and/or amounts of cash that we would be entitled to receive upon exercise of the capped call transactions.

        Upon conversion of the notes on or after April 1, 2021, the capped call transactions will be automatically exercised. We will not be required to make any cash payments to the hedge counterparties of their affiliates upon the exercise of the options that are a part of the capped call transactions, but will be entitled to receive from them, as the case may be, a number of shares of our common stock and/or an amount of cash generally based on the amount by which the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the floor price of the capped call transactions during the relevant valuation period under the capped call transactions. Additionally, if the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions during such valuation period, the number of shares of our common stock and/or amounts of cash we expect to receive upon exercise of the capped call transactions will be capped based on the amount by which the cap price exceeds the strike price of the capped call transactions.

        The capped call transactions are separate transactions entered into by us with the hedge counterparties of their affiliates, are not part of the terms of the notes and will not change the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

        For a discussion of the potential impact of any market or other activity by the hedge counterparties of their affiliates in connection with these capped call transactions, see "Underwriting—Capped Call Transactions" and "Risk Factors—Risks Related to the Capped Call Transactions—The capped call transactions may affect the value of the notes and our common stock."

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of our common stock into which the notes may be converted. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, administrative rulings and judicial decisions, all in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary addresses only a note or common stock held as a capital asset by a beneficial owner who purchased the note on original issuance at its "issue price" (the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

        This discussion does not describe all of the U.S. federal income tax consequences (such as the potential application of the Medicare contribution tax, alternative minimum tax consequences, if any, any state, local or non-U.S. tax consequences or any U.S. estate, generation-skipping or gift tax consequences) that may be relevant to a holder in light of its personal circumstances or particular situations or to holders subject to special rules, such as:

  •
  banks and financial institutions;

  •
  insurance companies;

  •
  dealers in securities or currencies and certain traders in securities;

  •
  persons holding the notes or our common stock as part of a "straddle," "hedge," "conversion" or similar transaction;

  •
  persons deemed to sell the notes or common stock under the constructive sale provisions of the Code;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  certain former citizens or residents of the United States;

  •
  tax-exempt organizations;

  •
  entities treated as partnerships for U.S. federal income tax purposes; and

  •
  individuals present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock who are not otherwise U.S. Holders.

        The U.S. federal income tax treatment of a partner in an entity classified as a partnership for U.S. federal income tax purposes that holds the notes or common stock generally will depend on such partner's particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their tax advisors.

        Persons considering the purchase of the notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any other federal tax consequences or tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of a note or shares of our common stock received upon conversion of the notes who or that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

  Interest Payments

        It is expected, and therefore this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes. In such case, stated interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

  Sale, Exchange, Redemption or Other Taxable Disposition of a Note, including a Conversion Solely Into Cash

        Except as provided below under "Conversion of Notes Solely into Common Stock" and "Conversion of Notes into Combination of Cash and Common Stock," upon a sale, exchange, redemption or other taxable disposition of a note (including a conversion solely into cash), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference, if any, between the amount realized (excluding amounts attributable to accrued but unpaid interest, which will be taxable to a U.S. Holder as ordinary interest income to the extent not previously included in income) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis generally will equal the amount that the U.S. Holder paid for the note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder's holding period for the note is more than one year at the time of disposition. Long-term capital gain of noncorporate U.S. Holders is generally subject to a reduced rate of U.S. federal income tax. A U.S. Holder's ability to offset ordinary income with capital losses is subject to limitations.

  Conversion of Notes Solely into Common Stock

        A U.S. Holder will not recognize any income, gain or loss on the conversion of notes solely into shares of common stock except to the extent of cash received in lieu of a fractional share of common stock and except to the extent of amounts attributable to accrued but unpaid interest, which will be taxable to a U.S. Holder as ordinary interest income to the extent not already included in income. The amount of gain or loss on the deemed sale of such fractional share will be equal to the difference between the amount of cash a U.S. Holder receives in respect of such fractional share and the portion of its tax basis in its note that is allocable to the fractional share. Any such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss, if at the time of the conversion, the note has been held for more than one year. The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted, reduced by the portion of the tax basis that is allocable to any fractional share. A U.S. Holder's holding period for shares of common stock will include the period during which a U.S. Holder held the notes, except that the holding period for any shares received with respect to accrued interest will commence on the day after the date of receipt.

  Conversion of Notes into Combination of Cash and Common Stock

        The tax treatment of a U.S. Holder's conversion of a note into cash and common stock is not entirely clear. If we satisfy the conversion obligation for a combination of cash and common stock, the U.S. federal income tax treatment will depend upon whether the conversion is characterized as a recapitalization or as in part a conversion and in part a redemption of a note. If a conversion constitutes a recapitalization, gain, but not loss, will be recognized equal to the excess of the fair market value of our common stock and cash received (other than amounts attributable to accrued but unpaid interest, which will be taxable to a U.S. Holder as ordinary interest income to the extent not already included in income) over its adjusted basis in the note, but in no event should the gain recognized exceed the amount of cash received (other than cash in lieu of a fractional share or cash attributable to accrued interest). Based on the facts and circumstances at the time of the conversion, the cash a U.S. Holder receives could be treated as a dividend with respect to the common stock it receives upon conversion if the exchange has the effect of a distribution of a dividend.

        The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder's adjusted tax basis in the note that is allocable to the fractional share (taking into account the basis adjustment described below). Any gain or loss recognized on conversion generally would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

        A U.S. Holder's tax basis for shares of common stock received upon a conversion (including any fractional share deemed to be received but excluding any common stock attributable to accrued but unpaid interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder's holding period for shares of common stock will include the period during which it held the notes (except that the holding period of any common stock received with respect to accrued but unpaid interest will commence on the day after the date of receipt).

        If conversion of the notes is instead treated as in part a conversion into common stock and in part a payment in redemption of the notes, a U.S. Holder would not recognize any taxable gain or loss with respect to the portion of the notes considered to be converted into common stock, as described above in "—Conversion of Notes Solely into Common Stock." The U.S. federal income tax treatment to a U.S. Holder with respect to cash received in lieu of a fractional share, its tax basis in the common stock received, and its holding period for the common stock received will be as described above in "—Conversion of Notes Solely into Common Stock." The cash received with respect to the portion of the notes considered to be redeemed would likely be treated as received in redemption of such portion. In that event, a U.S. Holder would generally recognize gain or loss as described above in "—Sale, Exchange, Redemption or Other Taxable Disposition of a Note, including a Conversion Solely into Cash." In making the above calculations, the U.S. Holder's adjusted tax basis in a note would be allocated pro rata between the conversion and redemption based on the fair market value of the common stock received and the value of the cash received.

        If a combination of cash and common stock is received by a U.S. Holder upon conversion of a note, we intend to take the position, to the extent that we are required to do so, that the notes are securities for U.S. federal income tax purposes and that the conversion should be treated as a recapitalization. A U.S. Holder should consult its tax advisors regarding the tax treatment of the receipt of cash and common stock in exchange for notes upon conversion and the ownership of our common stock.

  Constructive Dividends

        The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder's proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the U.S. Holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such conversion rate adjustment. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may be treated as a deemed distribution. Any deemed distribution will be taxable as a dividend, return of capital or capital gain to the extent thereof as described below under "—Taxation of Distributions on Common Stock." However, it is unclear whether a constructive dividend deemed paid to a noncorporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described below under "—Taxation of Distributions on Common Stock." It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Generally, a U.S. Holder's adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. U.S. Holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the notes.

  Taxation of Distributions on Common Stock

        Distributions paid on our common stock received upon conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. Holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction. Dividends received by certain non-corporate U.S. Holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied.

  Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

        Gain or loss realized by a U.S. Holder on the sale, certain redemptions or other taxable disposition of our common stock received upon conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder's gain or loss will be equal to the difference between the U.S. Holder's adjusted tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains of certain non-corporate U.S. Holders may qualify for preferential rates of taxation. The deductibility of capital losses is subject to limitations.

  Possible Effect of the Change in Conversion Consideration after a Change in Control

        In certain situations, the notes may become convertible into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange of the notes to a U.S. Holder and the modified notes could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Tax Consequences to Non-U.S. Holders

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

  Interest Payments

        Subject to the discussion below under "Foreign Account Tax Compliance Act" and "Information Reporting and Backup Withholding," all interest payments on the notes made to a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax, provided that:

  •
  the Non-U.S. Holder (i) does not own, actually or constructively (pursuant to the conversion feature or otherwise), 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (iii) is not a bank receiving certain types of interest;

  •
  the certification requirement described below has been satisfied with respect to the Non-U.S. Holder; and

  •
  such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

        The certification requirement referred to above will be satisfied if the beneficial owner of a note certifies on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or in either case a suitable successor form), under penalties of perjury, that it is not a United States person and provides its name and address. If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest payments on the note are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, are attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, will generally be taxed in the same manner as a U.S. Holder (see "Tax Consequences to U.S. Holders" above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or suitable successor form) in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their tax advisors with respect to other tax consequences of the ownership of the notes, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

  Sale or Other Disposition of the Notes, Including a Conversion

        Subject to the discussion below under "Foreign Account Tax Compliance Act" and "Information Reporting and Backup Withholding," a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of a note (including upon conversion solely into cash or into a combination of cash and common stock), unless (a) such gain is effectively connected with such Non-U.S. Holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), or (b) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale or other disposition and the period during which you held the notes. We believe that we are currently not a U.S. real property holding corporation and do not anticipate becoming one in the future.

        Except to the extent provided by an applicable income tax treaty, gain that is effectively connected with the conduct of a U.S. trade or business generally will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons (and, if the Non-U.S. Holder is a corporation, may also be subject to a 30% branch profits tax unless reduced or exempted by an applicable income tax treaty). To claim the benefit of an applicable income tax treaty, a Non-U.S. Holder must timely provide the appropriate and properly executed IRS form.

        A Non-U.S. Holder will not be subject to U.S. federal income tax upon a conversion of notes solely into common stock except to the extent of cash received in lieu of a fractional share of common stock, which will be subject to U.S. federal income tax to the extent described in the two preceding paragraphs as a general matter and to the extent of cash or common stock received that is attributable to accrued but unpaid interest, which will be taxable as described in the paragraph below.

        Any cash or common stock that a Non-U.S. Holder receives on the sale or other disposition of a note (including upon conversion solely into cash, solely into common stock or into a combination of cash and common stock) that is attributable to accrued but unpaid interest will be subject to the rules for interest as described above under "—Interest Payments" above.

  Constructive Dividends

        Subject to the discussion below under "Common Stock" regarding constructive dividends effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States, if a Non-U.S. Holder were deemed to have received a constructive dividend (see "—Tax Consequences to U.S. Holders—Constructive Dividends" above), the Non-U.S. Holder generally will be subject to withholding tax at a 30% rate, subject to reduction by an applicable income tax treaty, on the taxable amount of the dividend. To claim the benefit of an income tax treaty, a Non-U.S. Holder must comply with all certification requirements necessary to qualify for treaty benefits. Because a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes are paid on behalf of a Non-U.S. Holder, those withholding taxes may be withheld from payments of cash or common stock payable on the notes (or, in certain circumstances, from any payments on our common stock).

  Common Stock

        Dividends paid to a Non-U.S. Holder on our common stock generally will be subject to U.S. federal withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or in either case a suitable successor form) certifying its entitlement to benefits under a treaty. A Non-U.S. Holder who is subject to overwithholding of tax should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

        If a Non-U.S. Holder of our common stock is engaged in a trade or business in the United States, and if the dividends (or constructive dividends, see "Constructive Dividends" above) are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, the Non-U.S. Holder maintains a permanent establishment within the United States and such dividends are attributable to such permanent establishment), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, will generally be taxed in the same manner as a U.S. Holder (see "Tax Consequences to U.S. Holders" above), except that the Non-U.S. Holder will be required to comply with certain certification requirements in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

        A Non-U.S. Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a note, unless:

  •
  the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, or

  •
  we are or have been a United States real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period during which the Non-U.S. Holder held the common stock. We believe that we are currently not and do not expect to become a United States real property holding corporation for U S. federal income tax purposes.

        If a Non-U.S. Holder of our common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States), the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see "Tax Consequences to U.S. Holders" above). These Non-U.S. Holders should consult their tax advisors with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

  Foreign Account Tax Compliance Act

        Legislation enacted in 2010 (commonly referred to as "FATCA") generally imposes a withholding tax of 30% on interest and dividends paid on, and the gross proceeds of a disposition of, debt obligations or stock in a U.S. corporation paid to (i) a foreign financial institution ("FFI"), whether as a beneficial owner or intermediary, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or qualifies for an exemption from these rules, and (ii) a foreign entity that is not a financial institution (whether as a beneficial owner or intermediary for another foreign entity that is not a financial institution) unless such entity provides the withholding agent or IRS with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity, or qualifies for an exemption from these rules. A person that receives payments through one or more FFIs may receive reduced payments as a result of FATCA withholding taxes if (i) any such FFI does not enter into such an agreement with the U.S. government and does not otherwise establish an exemption, or (ii) such person is (a) a "recalcitrant account holder" or (b) itself an FFI that fails to enter into such an agreement or establish an exemption. Foreign governments have entered into agreements with the United States to implement FATCA in a different manner.

        FATCA withholding currently applies to payments of interest on the notes and dividends on the common stock, and beginning July 1, 2017, to payments of gross proceeds from a sale or other disposition of a note or common stock. Investors are encouraged to consult with their tax advisors regarding the implications of FATCA.

Information Reporting and Backup Withholding

  U.S. Holders

        Information reporting requirements generally will apply to payments of interest on the notes (including additional interest, if any), dividends on our common stock and the proceeds of a sale of a note or common stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient and, if requested, certifies as to that status.

        Backup withholding generally will apply to those payments if the U.S. Holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

  Non-U.S. Holders

        Generally, the amount of interest (including additional interest, if any) paid on the notes and dividends paid on common stock to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to Non-U.S. Holders. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in a country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. In general, a Non- U.S. Holder will not be subject to backup withholding with respect to payments of interest on a note or dividends on common stock, provided the statement described above in the last bullet point under "—Interest on the Notes" has been received. In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or common stock conducted within the United States or through certain U.S.-related financial intermediaries, unless the statement described above has been received, or the Non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

UNDERWRITING

        Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering and as representatives, or the Representatives, of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Deutsche Bank Securities Inc.
Leerink Partners LLC
Robert W. Baird & Co. Incorporated
BMO Capital Markets Corp.

Total		$165,000,000.00

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes (other than those covered by the over-allotment option described below) if they purchase any of the notes.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $            per note. If all the notes are not sold at the offering price, the underwriters may change the offering price and the other selling terms.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement to purchase up to $24,750,000 additional aggregate principal amount of notes at the public offering price less the discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any. To the extent the option is exercised, each underwriter must purchase an additional aggregate principal amount of notes approximately proportionate to that underwriter's initial purchase commitment. Any notes issued or sold under the option will be issued and sold on the same terms and conditions as the other notes that are the subject of this offering.

        We, our officers and directors, and certain of our other stockholders have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us, or dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. The Representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes). These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Paid by the Company
	No Exercise		Full Exercise
Per note		%		%

        We estimate that our portion of the total expenses of this offering will be $            . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $15,000 as set forth in the underwriting agreement.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of notes in an amount up to the number of notes represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of notes in an amount in excess of the number of notes represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of notes either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase notes in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase notes in the open market after the distribution has been completed or must exercise their over-allotment option. In determining the source of notes to close the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes by exercising their over-allotment option.

  •
  Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In connection with this offering, the underwriters (or their affiliates) may, for their own accounts, enter into asset swaps, credit derivatives or other derivative transactions relating to the notes and/or the shares issuable upon conversion of the notes at the same time as the offer and sale of the notes or in secondary market transactions. Such transactions may be entered into with the Company's affiliates. As a result of such transactions, the underwriters may hold long or short positions in such notes or derivatives or in the shares issuable upon conversion of the notes. These transactions may comprise a substantial portion of the offering and no disclosure will be made of any such positions. In addition, the underwriters (or their affiliates) may have purchased notes and been allocated the notes for asset management and/or proprietary purposes and not with a view to distribution.

New Issue of Notes

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Nasdaq Global Select Market Listing

        Our shares are listed on The NASDAQ Global Select Market under the symbol "TSRO."

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Other Relationships

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the notes to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and the notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering memorandum and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Capped Call Transactions

        In connection with the pricing of the notes, we expect to enter into capped call transactions with one or more of the underwriters (or their affiliates), which we refer to as the "hedge counterparties." The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes and are expected generally to reduce the potential dilution and/or offset potential cash payments we are required to make in excess of the principal amount upon conversion of the notes. If the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions with the hedge counterparties.

        In connection with establishing its initial hedge of the capped call transactions, the hedge counterparties (or their affiliates) expect to enter into various derivative transactions with respect to our common stock in privately negotiated transactions concurrently with the pricing of the notes and/or purchase shares of our common stock shortly after the pricing of the notes in open market transactions. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

        In addition, the hedge counterparties (or their affiliates) may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any conversion period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

        In addition, if any such capped call transactions fail to become effective, whether or not this offering of notes is completed, the hedge counterparties (or their affiliates) may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

        The effect, if any, of any of these transactions and activities on the market price of the common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of the common stock, which could affect the value of the notes, the value of any common stock you will receive upon any conversion of the notes and/or your ability to exchange the notes.

        See "Description of Capped Call Transactions."

 LEGAL MATTERS

        The legal validity of the securities offered by this prospectus supplement will be passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as set forth in their report dated March 14, 2014, which is incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports, proxy statements and other information with the SEC in accordance with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's website at http://www.sec.gov and in the Investors section of our website at http://www.tesarobio.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus.

        We have filed with the SEC a shelf registration statement on Form S-3 with respect to the securities offered hereby. Although they are parts of the registration statement, this prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement, other parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus supplement, you should review the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We are incorporating information into this prospectus supplement and the accompanying prospectus by reference, which means that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained in this prospectus supplement.

        This prospectus supplement incorporates by reference the documents set forth below, the file number for each of which is 001-35587, that have been previously filed with the SEC and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus supplement, other than those documents or portions of those documents that are deemed not filed, such as information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, filed with the SEC on April 3, 2014;

  •
  Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2014 and the fiscal quarter ended June 30, 2014;

  •
  Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the SEC on February 4, 2014, March 13, 2014, May 12, 2014, May 19, 2014, May 27, 2014, and July 28, 2014; and

  •
  The description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on June 27, 2012, including any amendment or report filed for the purpose of updating such description.

        You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above under the section entitled "Where You Can Find More Information." Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing or by telephone at:

TESARO, Inc.
Attention: Corporate Secretary
1000 Winter Street, Suite 3300
Waltham, Massachusetts 02451
(339) 970-0900

PROSPECTUS

Common Stock
Debt Securities
Preferred Stock
Warrants
Units

        We may, from time to time, offer, issue and sell senior or subordinated debt securities, preferred stock, common stock, warrants to purchase our debt securities, preferred stock or common stock, as well as units that include any of these securities. The debt securities, preferred stock and warrants we may offer may be convertible into or exercisable or exchangeable for debt, common or preferred stock or other securities of the Company or debt or equity securities of one or more other entities. We refer to our senior or subordinated debt securities, preferred stock, common stock, warrants and units collectively as the "securities." We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

        This prospectus describes some of the general terms that may apply to the securities we or any selling securityholders may offer and sell and the general manner in which they may be offered. Each time we or any selling securityholders offer securities pursuant to this prospectus, we or any selling securityholders will provide one or more supplements to this prospectus or free writing prospectuses that contain specific information about the offering and the terms of any securities being sold. Before investing, you should carefully read this prospectus and any related prospectus supplement or free writing prospectus. Prospectus supplements or free writing prospectuses may also add, update or change information contained in this prospectus.

        We or any selling securityholder may offer and sell these securities to or through agents, underwriters, dealers or directly to purchasers, on a continuous or delayed basis. The names of any agents, underwriters or dealers and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

        Our common stock is traded on The NASDAQ Global Select Market under the symbol "TSRO."

        You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. Investing in our common stock involves risks. Please see "Risk Factors" on page 4 for more information.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2013

ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, we or any selling securityholder may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we or any selling securityholder may offer. Each time we or any selling securityholder sell securities pursuant to this prospectus, we or such selling securityholder will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference", and any free writing prospectus that we may prepare and distribute.

        Neither we nor any selling securityholder have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus that may be incorporated by reference into this prospectus or any prospectus supplement or any documents incorporated by reference into this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or any free writing prospectus. Neither this prospectus nor any accompanying prospectus supplement nor any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any accompanying prospectus supplement or any free writing prospectus or any other offering materials is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any accompanying prospectus supplement or any free writing prospectus is delivered or securities are sold on a later date.

        Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to the "Company," "TESARO," "we," "us" and "our" and similar terms refer to TESARO, Inc. and our subsidiaries on a consolidated basis, as appropriate in the context.

i

 PROSPECTUS SUMMARY

        This summary contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, the prospectus supplement delivered with the prospectus, if any, and the documents incorporated by reference before making an investment decision.

 Our Company

        We are an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients. We have in-licensed and are currently developing three oncology-related product candidates, rolapitant, niraparib and TSR-011. We intend to continue to leverage the experience and competencies of our senior management team to identify, acquire, develop and commercialize cancer therapeutics and oncology supportive care products that are safer and more effective than existing treatments. Upon successful development and regulatory approval of any of our product candidates we intend to make them available to cancer patients in North America, Europe and China through our own commercialization efforts and to establish a network of licensees and distributors in other geographic areas.

        Many marketed products and product candidates in development treat cancer through nonspecific damage to cellular components or alter cell metabolism or internal repair mechanisms leading to the demise of cancer cells. More recently, targeted anti-cancer agents have been designed by scientists to inhibit the action of specific molecules within cancer cells that drive the aberrant growth responsible for tumor development. Certain of these targeted agents are developed in conjunction with companion diagnostic tests that are used by clinicians to determine if a patient's cancerous tumor contains these specific molecules and is, therefore, more likely to respond to a particular targeted therapy. For our cancer therapeutics, we believe we have acquired product candidates where diagnostics or specific clinical criteria will allow us to identify cancer patients who will be likely to respond to the therapeutic. In the future, our preference will be to in-license cancer therapeutics that can be developed in a targeted patient population enriched for those who will respond to the drug candidate. We expect that the characteristics of these compounds will permit us to design clinical trials that, if successful, will allow us to achieve clinical outcomes that will support regulatory approval for targeted patient groups and reimbursement by healthcare payors due to attractive risk/benefit metrics in the targeted population.

        All of these approaches may be associated with various cancer treatment side effects including, but not limited to, nausea and vomiting. Supportive care products are frequently prescribed or administered to cancer patients to prevent or treat these side effects, thereby allowing the patients to continue to receive potentially life-prolonging cancer therapies. Our product portfolio currently consists of three oncology-related product candidates:

  •
  Rolapitant—a potent and long-acting neurokinin-1, or NK-1, receptor antagonist currently in Phase 3 clinical trials for the prevention of chemotherapy induced nausea and vomiting, or CINV.

  •
  Niraparib—formerly known as MK-4827, an orally active and potent poly (ADP-ribose) polymerase, or PARP, inhibitor that has undergone a Phase 1 clinical trial in cancer patients as a monotherapy. We intend to evaluate niraparib for the treatment of patients with platinum sensitive ovarian cancer in a Phase 3 clinical study, which we expect to commence during 2013. Additionally, we may evaluate niraparib for the treatment of breast, gastric, lung, sarcoma and prostate cancer.

  •
  TSR-011—an orally available anaplastic lymphoma kinase, or ALK, inhibitor (targeted anti-cancer agent) currently in a Phase 1/2 clinical trial.

        We were founded in March 2010 by former executives of MGI PHARMA, Inc., or MGI PHARMA, an oncology and acute-care focused biopharmaceutical company. While at MGI PHARMA, our senior management team collaborated in the clinical development and commercialization of several cancer therapeutics and oncology supportive care products, including Aloxi (palonosetron HCl) for CINV. In developing and commercializing TESARO's product candidates, we believe we will be able to leverage our senior management team's long-standing experience with key opinion leaders, patient groups, payors, oncology networks, cancer centers, oncologists, oncology nurses, and pharmacists. To date, we have not generated any revenues.

Securities We Are Offering

        We may offer any of the following securities from time to time:

  •
  shares of our common stock;

  •
  debt securities;

  •
  shares of our preferred stock;

  •
  warrants to purchase shares of our common stock or preferred stock or our debt securities; and

  •
  any combination of our common stock, preferred stock, warrants or debt securities.

        When we use the term "securities" in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise. This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

        Common Stock.    We may offer shares of our common stock. Our common stock currently is listed on The NASDAQ Global Select Market under the symbol "TSRO."

        Debt Securities.    Our debt securities may be senior or subordinated in right of payment and may be convertible into our debt securities, preferred stock, common stock or other securities or property. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the conversion terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms. We will issue the senior and subordinated debt securities under separate indentures between us and a trustee we will identify in the applicable prospectus supplement.

        Preferred Stock.    We may offer our preferred stock in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms.

        Warrants.    We may offer warrants to purchase our common stock, preferred stock or debt securities. For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of any security to be delivered by us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents.

        Listing.    If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

        Our principal executive offices are located at 1000 Winter Street, Suite 3300, Waltham, Massachusetts 02451, and our telephone number is (339) 970-0900. Our internet website is www.tesarobio.com. We make our electronic filings with the Securities Exchange Commission (the "SEC"), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on our website free of charge as soon as practicable after we file or furnish them with the SEC. Information on our website is not a part of, or incorporated by reference into, this prospectus.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus, any accompanying prospectus supplement, and in the documents we incorporate by reference in this prospectus before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described in "Part I—Item 1A. Risk Factors" of our most recent Form 10-K, as updated by the additional risks and uncertainties set forth in other filings we make with the SEC or any accompanying prospectus supplement. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. As a result, you could lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

        We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's website at http://www.sec.gov and in the Investors section of our website at http://www.tesaro.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

        We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 001-35587, that have been previously filed with the SEC:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013;

  •
  Our Current Report on Form 8-K filed with the SEC on May 10, 2013;

  •
  All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering; and

  •
  The description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on June 27, 2012, including any amendment or report filed for the purpose of updating such description.

        In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and all such documents that we file with the SEC after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

        Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above under the section entitled "Where You Can Find More Information." Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

TESARO, Inc.
Attention: Corporate Secretary
1000 Winter Street, Suite 3300
Waltham, Massachusetts 0245103
(339) 970-0900

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by references certain forward-looking statements. Any accompany prospectus supplement may also do so. We may, in some cases, use terms such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements appear in a number of places throughout this prospectus and any accompanying prospectus supplement and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical development and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, our intellectual property position, the degree of clinical utility of our products, particularly in specific patient populations, our ability to develop commercial functions, expectations regarding clinical trial data, our results of operations, cash needs, spending of the proceeds from this offering, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change and depend on economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and any accompanying prospectus supplement, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus and any accompanying prospectus supplement, they may not be predictive of results or developments in future periods.

        Actual results could differ materially from our forward-looking statements due to a number of factors, including risks related to:

  •
  our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

  •
  the success and timing of our preclinical studies and clinical trials;

  •
  the difficulties in obtaining and maintaining regulatory approval of our product candidates, and the labeling under any approval we may obtain;

  •
  our plans and ability to develop and commercialize our product candidates;

  •
  our failure to recruit or retain key scientific or management personnel or to retain our executive officers;

  •
  the size and growth of the potential markets for our product candidates and our ability to serve those markets;

  •
  regulatory developments in the United States and foreign countries;

  •
  the rate and degree of market acceptance of any of our product candidates;

  •
  our use of the proceeds from this offering;

  •
  obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology;

  •
  the successful development of our commercialization capabilities, including sales and marketing capabilities;

  •
  recently enacted and future legislation regarding the healthcare system;

  •
  the success of competing therapies and products that are or become available; and

  •
  the performance of third parties, including contract research organizations and third-party manufacturers.

        Any forward-looking statements that we make in this prospectus and any accompanying prospectus supplement speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus and any accompanying prospectus supplement or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

        You should also read carefully the factors described in the "Risk Factors" section of any accompanying prospectus supplement and elsewhere to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and any accompanying prospectus supplement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, the Securities Act, do not protect any forward-looking statements that we make in connection with this offering.

        We obtained the industry, market and competitive position data in this prospectus and any accompanying prospectus supplement from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

USE OF PROCEEDS

        Any accompanying prospectus supplement will set forth our intended use of the net proceeds from the sale of our securities offered by us, which could include, among other uses, general corporate purposes.

        Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below presents the ratio of earnings to combined fixed charges and preferred stock dividends and the coverage deficiency for the three months ended March 31, 2013, the year ended December 31, 2012, the year ended December 31, 2011, and the period from our inception to December 31, 2010.

	Three Months Ended March 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Period From March 26, 2010 (Date of Inception) to December 31, 2010
Ratio of earnings to combined fixed charges and preferred stock dividends	deficiency	deficiency	deficiency	deficiency
Deficiency (in thousands) ($)	(18,869)	(61,763)	(16,398)	(8,975)

        We did not record earnings for the three months ended March 31, 2013 and the other periods presented in the above table. Accordingly, our earnings were inadequate to cover fixed charges for each such period. The amount of the deficiency by which our earnings did not cover our fixed charges for each such period is disclosed in the second line of the above table, in thousands of dollars.

        For purposes of calculating the ratio of earnings to fixed charges, earnings are calculated as follows: (i) adding (a) pre-tax income (loss) from continuing operations; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; and (ii) then subtracting from such sum (a) interest capitalized and (b) any net income attributable to noncontrolling interests. Fixed charges are calculated as the sum of (a) interest costs (both expensed and capitalized), (b) amortization of debt expense and discount or premium relating to any indebtedness and (c) that portion of rental expense that is representative of the interest factor.

        This information should be read in conjunction with our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

 DESCRIPTION OF OUR COMMON STOCK

        The following, together with the additional information we include in the applicable prospectus supplement, describes the common stock that we may offer under this prospectus, including the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, the registration rights agreement to which we and certain of our stockholders are parties and certain provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and registration rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

General

        Our amended and restated certificate of incorporation authorizes us to issue up to 110,000,000 total shares, including 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of June 27, 2013, there were 32,615,835 shares of our common stock outstanding and held of record by 41 holders. As of June 27, 2013, there were 2,844,602 shares of our common stock issuable upon the exercise of outstanding options.

        Voting Rights.    Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

        Dividends.    Subject to the preferences that may be applicable to any outstanding preferred stock, holders of our common stock shall be entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available for that purpose.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

        No Preemptive or Similar Rights.    Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Preferred Stock

        Under our amended and restated certificate of incorporation our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations and restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock.

Anti-Takeover Provisions

        Maximum Number of Directors.    Our amended and restated certificate of incorporation and amended and restated bylaws do not limit the maximum size of our board of directors.

        No Cumulative Voting.    Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation's certificate of incorporation authorizes cumulative voting. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

        Special Stockholder Meetings.    Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of stockholders may be called only by a written request from a majority of our board of directors.

        No Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and amended and restated bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing.

        Issuance of Undesignated Preferred Stock.    Our amended and restated certificate of incorporation provide our board of directors with the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors.

        Section 203 of the Delaware General Corporation Law.    We are governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation's assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation's outstanding voting stock, unless:

  •
  the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

  •
  subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        A Delaware corporation may "opt out" of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

        Stockholder Advance Notice Procedure.    Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder's intention to do so. To be timely, the stockholder's notice must be delivered to, or mailed and received by, us not later than 90 days nor earlier than 120 days prior to the anniversary date of the preceding year's annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or the 10th day following the day on which we provide the notice or public disclosure of the date of the meeting. The notice must include the following information:

  •
  As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

  •
  the name and address of the stockholder and of such beneficial owner, if any;

  •
  the class and number of shares of our capital stock owned beneficially and of record by such stockholder and such beneficial owner, if any;

  •
  if applicable, a description of all agreements, arrangements or understandings with respect to the nomination or proposal between or among such stockholder and such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with the foregoing;

  •
  if applicable, a description of all agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that have been entered into as of the date of the stockholders' notice by, or on behalf of, such stockholder and such beneficial owner, if any, the effect or intent of which is to mitigate loss, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, if any, with respect to our shares of stock;

  •
  such other information relating to such stockholder and such beneficial owner, if any, as would be required to be included in a proxy statement or other filings to be made in connection with solicitations of proxies for the election of directors in a contested election under the SEC's proxy rules;

  •
  a representation that the stockholder is a holder of record of our stock, entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

  •
  a representation whether the stockholder or the beneficial owner, if any, intends, or is part of a group which intends, (a) to deliver a proxy statement and/or form of proxy to holder of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee(s) and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination; and

  •
  such other information that the board of directors may request in its discretion.

  •
  As to each person whom a stockholder proposes to nominate for election as a director:

  •
  such person's name, age, business address and, if known, residential address;

  •
  such person's principal occupation or employment;

  •
  the class, series and number of shares of our stock that is, directly or indirectly, owned, beneficially or of record, by such person;

  •
  if applicable, a description of all agreements, arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;

  •
  such other information regarding each nominee as would be required to be included in a proxy statement filed under the SEC's proxy rules if the nominee had been nominated, or intended to be nominated, by the board of directors; and

    •
    the consent of each nominee to be named in the proxy statement as a nominee and to serve as a director if elected.
  •
  As to any other business that the stockholder proposes to bring before the meeting:

  •
  a brief description of the business desired to be brought before the meeting and the reason for conducting such business at the meeting;

  •
  the text of the proposal or business;

  •
  any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

  •
  any other information concerning such matter that must be included in a proxy statement filed under the SEC's proxy rules as if the matter had been proposed, or intended to be proposed, by the board of directors.

Registration Rights

        We entered into a second amended and restated investors' rights agreement, dated June 6, 2011, as amended June 7, 2011, with the holders of our preferred stock. Under the amended and restated investors' rights agreement, we granted registration rights to the holders of 19,410,490 shares, or approximately 59.5% of our common stock outstanding as of June 27, 2013. The holders of these shares or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act until the shares are sold in a transaction in which the holder does not assign the registration rights.

        Demand Registration Rights.    At any time, fifty percent or more of the shares having demand registration rights may request that we register all or a portion of their shares. We will effect the registration as requested, unless, in the good faith judgment of our board of directors, such registration would be materially detrimental to us and our stockholders and should be delayed. In addition, because we are eligible for the use of Form S-3, holders of a majority of the shares having demand registration rights may make unlimited requests that we register all or a portion of their common stock for sale under the Securities Act on Form S-3, or any successor form, so long as the aggregate price to the public in connection with any such offering is at least $1.0 million.

        Incidental Registration Rights.    In addition, if at any time after this offering we register any shares of our common stock, the holders of all shares having registration rights are entitled to notice of the registration and to include all or a portion of their common stock in the registration.

        Other Provisions.    In the event that any registration in which the holders of registrable shares participate pursuant to the registration rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

        We will pay all registration expenses, other than underwriting discounts and selling commissions, and the reasonable fees and expenses, other than underwriting discounts and selling commissions, and the reasonable fees and expenses of a single special counsel for the selling stockholders, related to any demand or piggyback registration. The investors' rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them. The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, five years after our initial public offering, or two years after our initial public offering when that stockholder can sell any of his, her or its shares under Rule 144 of the Securities Act.

Choice of Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty owed by any of our directors, officers or employees to us or our stockholders; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Limitation on Liability and Indemnification of Directors and Officers

        Our amended and restated certificate of incorporation and amended and restated bylaws limit our directors' and officers' liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

  •
  for any breach of the director's or officer's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful dividends or stock repurchases under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which a director or officer derives an improper personal benefit.

        If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors or officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

        Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses (including attorneys' fees and disbursements and court costs) in advance of the final disposition of the proceeding.

        We maintain a directors' and officers' insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        In addition, we have entered into indemnification agreements with each of our directors and executive officers, which also provide, subject to certain exceptions, for indemnification for related expenses, including, among others, reasonable attorney's fees, judgments, fines and settlements incurred in any action or proceeding. Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

        Our transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Book Entry; Uncertificated Shares

        Our common stock is issued in book-entry form through the direct registration system. Under this system, unless a common stockholder requests a physical stock certificate, ownership of our common stock is reflected in account statements periodically distributed to our common stockholders by our transfer agent, who will hold the book-entry shares on behalf of our common stockholders. However, any holder of our common stock who wishes to receive a physical stock certificate evidencing his, her or its shares of our common stock may at any time obtain a stock certificate at no charge by contacting our transfer agent.

Listing

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "TSRO."

DESCRIPTION OF DEBT SECURITIES

        The following, together with the additional information we include in any applicable prospectus supplement, describes the debt securities that we may offer under this prospectus. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to the indentures governing our senior debt and subordinated debt securities, which we refer to as the "Senior Debt Securities Indenture" and "Subordinated Debt Securities Indenture," respectively. A form of the Senior Debt Securities Indenture and Subordinated Debt Securities Indenture, each of which we refer to individually as an "Indenture" and which we refer to collectively as the "Indentures," have been filed as exhibits to the registration statement of which this prospectus is a part. We will file any definitive indenture as an exhibit to reports that we file with the SEC and incorporate by reference in this prospectus and the applicable prospectus supplement.

        The Indentures are and will be subject to and governed by the Trust Indenture Act of 1939. The description of the Indentures set forth below assumes that we have entered into both of the Indentures. We will execute and deliver one or both of the Indentures when and if we issue debt securities. Unless otherwise specified, capitalized terms used but not defined in this prospectus have the meanings set forth in the Indentures.

General

        The debt securities offered under this prospectus will be our direct obligations. Senior debt securities will rank equally in right of payment with our other senior and unsubordinated debt that may be outstanding from time to time, and will rank senior in right of payment to all of our subordinated debt securities that may be outstanding from time to time. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt, as described under "Subordination" below.

        Each Indenture provides that we may issue debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by one or more resolutions of our board of directors or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

        Each Indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities. Any trustee under either Indenture may resign or be removed with respect to one or more series of debt securities, and we will appoint a successor trustee, by or pursuant to a resolution adopted by our board of directors, to act with respect to such series. If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other trustee thereunder, and, except as otherwise indicated in either of the Indentures, any action described to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture.

        The particular terms of any series of debt securities being offered by us under this prospectus will be described in the applicable prospectus supplement relating to that series of debt securities. Those terms may include:

          (1)   the title of such series of debt securities;

          (2)   the classification of such debt securities as senior debt securities or subordinated debt securities;

          (3)   the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

          (4)   the percentage of the principal amount of such debt securities that will be issued and, if other than the entire principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount thereof that is convertible in accordance with the provisions of the applicable Indenture, or the method by which such portion shall be determined;

          (5)   the terms and conditions, if any, upon which such debt securities may be convertible into or exchangeable for our other securities or for securities of another person or other property (including cash or any combination thereof) and the terms and conditions upon which such conversion or exchange will be effected, including, without limitation, the initial conversion price or rate (or manner of calculation thereof), the portion that is convertible or exchangeable or the method by which any such portion shall be determined, the conversion period, provisions as to whether conversion or exchange will be at the option of the holders, the Company, or such other person, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such debt securities;

          (6)   the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

          (7)   the rate or rates, or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

          (8)   the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the date or dates on which any such interest will be payable, the regular record dates for the interest payment dates, or the method by which the regular record dates are to be determined, the person to whom such interest will be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (9)   the place or places (other than or in addition to the Borough of Manhattan, The City of New York) where the principal of (and premium, if any) and interest and any additional amounts related to specified taxes imposed on the holders of such debt securities, or "Additional Amounts," on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange, and where notices or demands to or upon us in respect of such debt securities and the applicable Indenture may be served;

          (10) the date or dates on which, or period or periods within which, the price or prices at which, the currency in which, and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

          (11) our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the date or dates on which, or period or periods within which, the price or prices at which, the currency or currencies in which, and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (12) if other than U.S. dollars, the foreign currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (13) whether the amount of payments of principal of (and premium, if any) or interest on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined;

          (14) whether such debt securities will be secured or unsecured and if secured, the nature of the collateral securing the debt securities;

          (15) whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

          (16) any deletions from, modifications of or additions to the events of default or our covenants with respect to such debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants set forth in the applicable Indenture;

          (17) whether the principal of (and premium, if any) or interest or Additional Amounts, if any, on such debt securities are to be payable, at our election or a holder's election, in one or more currencies other than that in which such debt securities are payable in the absence of the making of such an election, the date or dates on which, or period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are payable in the absence of the making of such an election and the currency or currencies in which such debt securities are to be payable upon the making of such an election;

          (18) whether such debt securities will be issued in certificated or book-entry form and if in certificated form, the form and/or terms of the certificates or other documents and the other conditions to be satisfied;

          (19) whether such debt securities will be in registered or bearer form, or both, the terms, if any, on which securities in registered form and in bearer form may be exchanged for each other, and the denominations thereof if other than $1,000 and any integral multiple thereof;

          (20) the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture, and any provisions in modification of, in addition to or in lieu of such provisions;

          (21) if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

          (22) whether and to what extent such debt securities will be guaranteed by a guarantor and the identity of such guarantor;

          (23) provisions, if any, granting special rights to the holders of such debt securities upon the occurrence of such events as may be specified;

          (24) whether and under what circumstances we will pay Additional Amounts as contemplated in the applicable Indenture on such debt securities to any holder thereof who is not a U.S. person and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment and the terms of any such option;

          (25) the name of the applicable trustee and the address of its corporate trust office and, if other than the trustee, the name of each security registrar and paying agent;

          (26) the date as of which any debt securities in temporary global security shall be dated if other than the date of original issuance; and

          (27) any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture.

        Debt securities offered under this prospectus may be original issue discount securities, in that they provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. If they are original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to such securities will be described in the applicable prospectus supplement.

        Except as set forth herein or in any prospectus supplement, neither Indenture contains any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change in control of us.

        Our rights and the rights of our creditors, including holders of debt securities offered under this prospectus, to participate in the assets of our subsidiaries upon the liquidation or recapitalization of such subsidiaries or otherwise will be subject to the prior claims of such subsidiaries' respective secured and unsecured creditors (except to the extent that our claims as a creditor may be recognized).

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered under this prospectus will be issuable in denominations of $1,000 and integral multiples thereof.

        Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest and any Additional Amounts on any series of debt securities offered under this prospectus will be payable at the office or agency we designate in accordance with the Indenture. Unless otherwise specified in the applicable prospectus supplement, payment of interest on any such series of debt securities to the holders thereof on any regular record date will be made to each person entitled thereto. Payments of interest will be made by wire transfer in immediately available funds to such person's account within the United States, if such person has provided us with appropriate wire transfer instructions, or by check, if we have not been provided with such wire transfer instructions. In the case of any securities issued in bearer form, payment of interest may be made, at our option, by transfer to an account maintained by the payee with a bank located outside the United States.

        Unless otherwise specified in the applicable prospectus supplement, any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security offered under this prospectus, or "Defaulted Interest," will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date, which we refer to as the "Special Record Date," for the payment of such Defaulted Interest to be fixed by the applicable trustee, with notice thereof to be given to the holder of such debt security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

        Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered under this prospectus will be exchangeable for other debt securities in registered form of the same series and of a like aggregate principal amount and containing identical terms and conditions upon surrender of such debt securities at the corporate trust office of the applicable trustee or at an office or agency we establish in accordance with the Indenture. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered under this prospectus may be surrendered for registration of transfer thereof at the corporate trust office of the trustee or other office or agency referred to above. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities (other than specified exchanges not involving a transfer), but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        We may change the paying agent or security registrar under either Indenture without prior notice to the holders of the series of debt securities outstanding thereunder, and also may act as the paying agent and security registrar for such series.

        Neither we nor the trustee for any series of debt securities offered under this prospectus will be required to:

  •
  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

  •
  register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

  •
  issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Covenants

        Existence.    Except as described under "Consolidation, Merger and Sale of Assets" below, we and each guarantor, if any, of the debt securities are required to do or cause to be done all things necessary to preserve and keep in full force and effect our and its corporate existence, rights and franchises, except that (a) we are not and any such guarantor is not obligated to preserve any right or franchise and (b) none of the guarantors is obligated to preserve its existence, in either case if we determine that the preservation thereof is no longer desirable in the conduct of our or its business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities issued under the Indenture.

        Maintenance of Properties.    We will cause and will cause each of our subsidiaries to cause all of our and their material properties used or useful in the conduct of our or their business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except that we and any subsidiary may discontinue the operation and maintenance of any such properties if we determine or the subsidiary determines that the discontinuance thereof is desirable in the conduct of our or its business and is not disadvantageous in any material respect to the holders of the debt securities issued under the Indenture.

        Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon the income, profits or property of us or any subsidiary, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of us or any subsidiary, unless such lien would not have a material adverse effect upon such property, except that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings or (b) for which we have set apart and maintain an adequate reserve.

        Delivery of SEC and Other Reports to the Trustee.    We will ensure delivery to the trustee within 15 calendar days after it files annual and quarterly reports, information, documents and other reports with the SEC, copies of such reports and information, documents and other reports which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If we at any time are no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will continue to provide the trustee with reports containing substantially the same information as we would have been required to file with the SEC if we had continued to have been subject to such reporting requirements. In such event, we will provide the trustee with such reports at the times at which we would have been required to provide the reports if it had continued to have been subject to such reporting requirements. Any report we file with the SEC that is available on the SEC's website at http://www.sec.gov will be deemed to have been provided to the trustee.

        Additional Covenants.    Any additional material covenants of us contained in an Indenture for a series of debt securities offered under this prospectus, or any deletions from or modifications of the covenants described above, will be described in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

        Each Indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, another person, unless (1) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture, executed and delivered to the trustee in form reasonably satisfactory to the trustee, all of our obligations under the applicable series of debt securities and such Indenture and (2) immediately after giving effect to such transaction, no default has occurred and is continuing under such Indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and shall be substituted for, and may exercise every right and power of, us under the applicable Indenture.

Events of Default, Notice and Waiver

        Each Indenture provides that the following events are "Events of Default" with respect to any series of debt securities issued thereunder:

          (1)   default in any payment of interest on, or any Additional Amounts payable in respect of, any debt security of such series when due and payable, which default continues for a specified period of days after the date when due and payable;

          (2)   default in the payment of the principal amount of (or premium, if any, on) any debt security of such series when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

          (3)   our failure to comply with our obligations under "Consolidation, Merger and Sale of Assets";

          (4)   our failure for a specified period of days after written notice from the trustee or the holders of a specified amount in principal amount of such series of debt securities then outstanding has been received by us to comply with any of our other agreements contained in the applicable Indenture; and

          (5)   certain events of bankruptcy, insolvency, or reorganization relating to us or any Significant Subsidiary of us or any guarantor of any debt security of such series.

        The term "Significant Subsidiary" means each significant subsidiary of the Company as defined in Regulation S-X promulgated under the Securities Act.

        The applicable prospectus supplement may contain information relating to deletions from, modifications of or additions to this list of events of default.

        If an Event of Default under either Indenture with respect to debt securities of any series offered under this prospectus at the time outstanding, other than an Event of Default specified in clause (5) above, occurs and is continuing, then in every such case the trustee or the holders of not less than a specified amount in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the outstanding debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. If an Event of Default specified in clause (5) above occurs, all unpaid principal of and accrued interest on the outstanding debt securities of that series (or such lesser amount as may be provided for in the debt securities of such series) shall ipso facto become and be immediately due and payable without any declaration or other act on the party of the trustee or any holder of any debt security of that series.

        At any time after a declaration of acceleration with respect to debt securities of the applicable series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences if (1) we shall have paid or deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest, and any Additional Amounts, on the debt securities of such series, plus certain fees, expenses, disbursements and advances of the trustee and (2) all Events of Default, other than the non-payment of principal (or premium, if any) or interest on debt securities of such series, have been cured or waived as provided in the applicable Indenture. Each Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest or any Additional Amounts on any debt security of such series, (b) in the conversion or exchange of the debt securities in accordance with their terms or (c) in respect of a covenant or provision contained in the applicable Indenture that may not be modified or amended without the consent of the holders of all outstanding debt securities affected thereby.

        Each trustee is required to give notice to the holders of debt securities within 90 days after a default under the applicable Indenture, except that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest or any Additional Amounts on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider in good faith such withholding to be in the interest of such holders.

        Each Indenture provides that no holders of debt securities of any series offered under this prospectus may institute any proceedings, judicial or otherwise, with respect to the applicable Indenture or for any remedy thereunder, except in the case of failure of the trustee thereunder, for a specified period of days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than a specified amount in principal amount of the outstanding debt securities of such series (and no direction inconsistent with such written request has been given to the trustee by holders of a majority in principal amount of the outstanding debt securities of that series), as well as an offer of indemnity reasonably satisfactory to it. This provision, however, will not prevent any holder of such debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on, and any Additional Amounts payable with respect to, such debt securities at the respective due dates thereof or for the enforcement of any conversion right in such debt securities.

        Subject to provisions in each Indenture relating to its duties in case of default, each trustee is under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any holders of any series of debt securities offered under this prospectus then outstanding under such Indenture, unless such holders shall have offered to the applicable trustee reasonable security or indemnity satisfactory to the trustee. The holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. The trustee, however, may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining in such direction.

        Within 120 days after the close of each fiscal year, we and each guarantor, if any, of any series of debt securities offered under a prospectus supplement must deliver to each trustee a certificate, signed by one of several specified officers, as to such officer's knowledge of its compliance with all conditions and covenants of the applicable Indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status thereof.

Modification of the Indentures

        Subject to specified exceptions, each Indenture and any series of debt securities outstanding under such Indenture may be amended by a supplemental indenture with the consent of the holders of at least a majority in principal amount of such outstanding series of debt securities (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of debt securities) and, subject to specified exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of at least a majority in principal amount of such outstanding series of debt securities. However, without the consent of each holder of an outstanding debt security of such series affected thereby, no amendment may, among other things:

  •
  reduce the amount of debt securities whose holders must consent to an amendment or waiver;

  •
  reduce the rate of or extend the stated time for payment of interest on any debt security;

  •
  reduce the principal amount of, or extend the stated maturity of, any debt security;

  •
  make any change that adversely affects the conversion rights, if any, of any debt security;

  •
  make any debt security payable in money other than that stated in such debt security;

  •
  impair the right of any holder to receive payment of principal (and premium, if any) and interest on, or any Additional Amounts payable with respect to, such holder's debt security on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder's debt security; or

  •
  modify the foregoing amendment provisions or the provisions relating to waivers of past defaults, except to increase the percentage of the principal amount of the debt securities whose holders are required to consent to an amendment or waiver, or to provide that certain other provisions of the applicable Indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

        The holders of not less than a majority in principal amount of any series of debt securities outstanding under either Indenture have the right to waive our compliance with certain covenants in the applicable Indenture with respect to that series of debt securities.

        Modifications and amendments of each Indenture may be made by us and the applicable trustee without the consent of any holder of debt securities issued thereunder to:

  •
  cure any ambiguity, omission, defect or inconsistency contained in the Indenture;

  •
  provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the Indenture;

  •
  provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Internal Revenue Code);

  •
  add guarantees with respect to the debt securities;

  •
  secure the debt securities;

  •
  add to or modify our covenants or the Events of Default for the benefit of the holders of the debt securities, or to surrender any right or power conferred upon us;

  •
  to evidence and provide for the acceptance of appointment of a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of an Indenture as necessary to provide for or facilitate the administration of the trusts under an Indenture by more than one trustee;

  •
  to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities if such action does not adversely affect the interests of the holders of the debt securities of such series in any material respect;

  •
  comply with any requirement of the SEC to effect the qualification of the Indenture under the Trust Indenture Act (or any similar federal statute later enacted); or

  •
  make any change that does not materially and adversely affect the rights of the holders of the debt securities.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        Each Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be (or shall have been declared to be) due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (2) the principal amount of a debt security denominated in a foreign currency or currencies that will be deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in clause (1) above), (3) the principal amount of an indexed security that will be deemed outstanding will be the principal face amount of such indexed security on the issue date, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and

(4) debt securities owned by us or any other obligor upon the debt securities or any affiliate of us or of such other obligor will be disregarded.

        Each Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called by the trustee, by us, pursuant to a resolution adopted by our board of directors, or by the holders of not less than 10% in principal amount of the outstanding debt securities of such series, in any such case upon satisfaction of any conditions and upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. Notwithstanding the foregoing, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, except that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

        Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series, (1) there shall be no minimum quorum requirement for such meeting and (2) the holders of the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the applicable Indenture.

Satisfaction and Discharge

        The Indenture provides that, upon our request, the Indenture will cease to be of further effect with respect to any series of debt securities specified in such request (except as to surviving rights of registration of transfer or exchange of debt securities or right to receive additional amounts, as expressly provided for in the Indenture) as to all debt securities of such series when:

  •
  either:

  •
  all such debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities that have been replaced or paid and securities whose payment has previously been deposited or segregated in trust and thereafter repaid or discharged) have been delivered to the Trustee for cancellation; or

  •
  all such debt securities not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the purpose of giving notice of the redemption by the Trustee and we have deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the Trustee for cancellation, for unpaid principal and premium (if any) and interest to maturity;

  •
  we have paid all other sums payable by us under the Indenture with respect to such series; and

  •
  we have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture to the satisfaction and discharge of the Indenture with respect to such series have been complied with.

Defeasance and Covenant Defeasance

        Each Indenture provides that, if the provisions of the relevant article of such Indenture are made applicable to the debt securities of (or within) any series pursuant to such Indenture, we may elect either (1) to effect a "defeasance," in which case we will be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay Additional Amounts, if any, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust), or (2) to effect a "covenant defeasance," in which case we will be released from our obligations with respect to the covenants described under "—Certain Covenants" or, if provided pursuant to such Indenture, our obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities. Such defeasance or covenant defeasance shall be effected upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in such currency or currencies in which such debt securities are payable at their stated maturity, or Government Obligations (as described below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

        Such a trust may be established only if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

        Each Indenture defines "Government Obligations" to mean securities which are (1) direct obligations of the United States of America or any government or governments which issued the foreign currency or currencies in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or any such other government, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof. Government Obligations will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, except that (other than as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government

Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

        Unless otherwise provided in the applicable supplemental indenture relating to any series of debt securities, if after we have deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or (2) a Conversion Event (as described below) occurs in respect of the currency in which such deposit has been made, the indebtedness represented by such debt security and any coupons appertaining thereto shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such debt security as they become due out of the proceeds yielded by converting the amount or other property so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or Conversion Event based on the applicable market exchange rate. Each Indenture defines "Conversion Event" to mean the cessation of use of (a) a foreign currency other than the Euro both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the Euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency for the purposes for which it was established. If we effect a covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of an Event of Default, the amount in such currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. We, however, would remain liable to make payment of such amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Senior Debt Securities

        Payment of the principal of and premium, if any, and interest on debt securities we issue under the Senior Debt Securities Indenture will rank equally with all of our unsecured and unsubordinated debt.

Subordination of Subordinated Debt Securities

        To the extent provided in the Subordinated Debt Securities Indenture and any supplemental indenture, and as described in the prospectus supplement describing the applicable series of subordinated debt securities, the payment of the principal of and premium, if any, and interest on any subordinated debt securities, including amounts payable on any redemption or repurchase, will be subordinated in right of payment and junior to senior indebtedness, which is defined below. If there is a distribution to our creditors in a liquidation or dissolution of us, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us, the holders of senior indebtedness will first be entitled to receive payment in full of all amounts due on the senior indebtedness (or provision shall be made for such payment in cash) before any payments may be made on the subordinated debt securities. Because of this subordination, our general creditors may recover more, ratably, than holders of subordinated debt securities in the event of a distribution of assets upon insolvency.

        The supplemental indenture will set forth the terms and conditions under which, if any, we will not be permitted to pay principal, premium, if any, or interest on the related subordinated debt securities upon the occurrence of an event of default or other circumstances arising under or with respect to senior indebtedness.

        The Indentures will place no limitation on the amount of senior indebtedness that we may incur. We expect to incur from time to time additional indebtedness constituting senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities but subordinate to our other obligations.

        The Subordinated Debt Securities Indenture defines "senior indebtedness" as the principal of, and premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness of us, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

  •
  indebtedness that expressly provides that such indebtedness (1) shall not be senior in right of payment to the subordinated debt securities, (2) shall be equal or junior in right of payment to the subordinated debt securities, or (3) shall be junior in right of payment to any of our other indebtedness;

  •
  any indebtedness of us to any of our majority-owned subsidiaries, other than indebtedness to our majority-owned subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary; and

  •
  indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

DESCRIPTION OF PREFERRED STOCK

        The following, together with the additional information we include in the applicable prospectus supplement, describes the preferred stock that we may offer under this prospectus. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and registration rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation for that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock being offered before the issuance of such series of preferred stock.

General

        Under our amended and restated certificate of incorporation our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations and restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock.

        As of the date of this prospectus, no shares of preferred stock are issued or outstanding. The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

  •
  the title and number of shares of the preferred stock being offered;

  •
  the dividend rate (or method of calculation) and the dates on which dividends will be paid;

  •
  whether dividends will be cumulative and, if so, the date from which dividends will begin to accumulate;

  •
  the voting rights, if any, of the preferred stock; and

  •
  any conversion provisions of the preferred stock;

  •
  any redemption, repurchase or sinking fund provisions of the preferred stock;

  •
  the liquidation preference per share of the preferred stock;

  •
  any other relative powers, preferences, rights, qualifications, limitations or restrictions of the preferred stock.

        The preferred stock will, when issued, be fully paid and non-assessable.

        The description of preferred stock above and the description of the terms of a particular series of preferred stock in the applicable prospectus supplement are not complete. You should refer to the applicable certificate of designations for complete information. The prospectus supplement will also contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.

        Voting Rights.    The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.

        Other.    Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or other preferred stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock or other preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

 DESCRIPTION OF WARRANTS

        The following, together with the additional information we may include in the applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.

        As of the date of this prospectus, there are no outstanding warrants.

        We may issue warrants for the purchase of common stock, debt securities, preferred stock or any combination of the foregoing securities. Warrants may be issued independently or together with our securities offered by any prospectus supplement. Series of warrants may be issued under a separate warrant agreement. The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

  •
  the number of warrants offered;

  •
  the price or prices at which the warrants will be issued;

  •
  the currency or currencies in which the prices of the warrants may be payable;

  •
  securities for which the warrants are exercisable;

  •
  whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;

  •
  the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise, and the events or conditions under which the amount of securities may be subject to adjustment;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

  •
  the minimum or maximum amount of such warrants, if any, that may be exercised at any one time;

  •
  any material risk factors relating to such warrants; and

  •
  any other material terms of such warrants.

        Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

        Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

DESCRIPTION OF UNITS

        The following, together with the additional information we may include in the applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms summarized below will apply generally to any units we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement.

        We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

        Any applicable prospectus supplement will describe:

  •
  the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  any material provisions of the governing unit agreement that differ from those described above.

SELLING SECURITYHOLDERS

        Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as "selling securityholders," may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

        The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of shares of our common stock beneficially owned by such selling securityholders that are covered by such prospectus supplement.

LEGAL MATTERS

        The legal validity of the securities offered by this prospectus will be passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report dated February 20, 2013, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

$165,000,000

% Convertible Senior Notes due 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

The date of this prospectus supplement is September     , 2014.

Joint Book Running Managers
Citigroup	Deutsche Bank Securities

Co-Managers
Leerink Partners	Baird	BMO Capital Markets